FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE, THE LOANS HEREUNDER ARE BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. REQUESTS FOR INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT ON THE LOANS MAY BE DIRECTED TO ADVANCED EMISSIONS SOLUTIONS, INC., 8051 E. MAPLEWOOD, SUITE 210, GREENWOOD VILLAGE, CO 80111.

TERM LOAN AND SECURITY AGREEMENT
among
ADVANCED EMISSIONS SOLUTIONS, INC.,
as Debtor,
CERTAIN SUBSIDIARIES OF DEBTOR,
as Guarantors,
CF GLOBAL CREDIT, LP,
as Administrative Agent,
and
the Lenders from time to time party hereto
DATED AS OF
February 1, 2023

(continued)

(continued)
SCHEDULES AND EXHIBITS
SCHEDULE 1 – LIST OF GUARANTORS
SCHEDULE 2 – LENDERS AND TERM LOAN COMMITMENTS
SCHEDULE 3 – IMMATERIAL SUBSIDIARIES
SCHEDULE 3.3(c) – EXISTING SUB-LICENSES AND NON-EXCLUSIVE LICENSES
SCHEDULE 4.1(b) – NAMES
SCHEDULE 4.1(c) – PERMITTED LIENS
SCHEDULE 4.1(f)(iii)(A) – PLEDGED EQUITY
SCHEDULE 4.1(f)(iii)(B) – PLEDGED INSTRUMENTS, ETC.
SCHEDULE 4.1(f)(v) – COMMERCIAL TORT CLAIMS
SCHEDULE 4.1(l)(ii) – EMPLOYEE PLANS
SCHEDULE 4.1(o) - SUBSIDIARIES
SCHEDULE 4.1(p) – INTELLECTUAL PROPERTY
SCHEDULE 4.2(c)(iii) – KEY STATISTICS
SCHEDULE 4.2(r) – POST-CLOSING OBLIGATIONS
SCHEDULE 4.3(c) – TRANSACTIONS WITH AFFILIATES
SCHEDULE 4.3(e) – PERMITTED INDEBTEDNESS
SCHEDULE 4.3(k) – PERMITTED INVESTMENTS
SCHEDULE 5 – AGREED SECURITY PRINCIPLES
EXHIBIT A – FORM OF TERM NOTE
EXHIBIT B – FORM OF COMPLIANCE CERTIFICATE

(continued)
EXHIBIT C – FORM OF JOINDER AGREEMENT
EXHIBIT D – FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT E – FORM OF INTERCOMPANY NOTE
EXHIBIT F – FORM OF COMMITTED LOAN NOTICE
EXHIBIT G – FORM OF SOLVENCY CERTIFICATE

TERM LOAN AND SECURITY AGREEMENT
This TERM LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of February 1, 2023, by and among ADVANCED EMISSIONS SOLUTIONS, INC., a Delaware corporation (“Debtor” and “AES”), certain subsidiaries of Debtor from time to time party hereto, as Guarantors, each of the Lenders from time to time party hereto and CF GLOBAL CREDIT, LP, as Administrative Agent (“Administrative Agent”).
RECITALS
WHEREAS, Debtor is party to that certain Securities Purchase Agreement, dated as of the Closing Date (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and between Debtor and Arq Limited, a company incorporated under the laws of Jersey (“Arq”), whereby Debtor shall acquire all of the issued and outstanding Equity Interests of each of the Purchased Subsidiaries (as defined in the Purchase Agreement) and all of the issued and outstanding preferred units of Arq Projects Holding Company LLC, a Delaware limited liability company, in each case, held by Arq (“Closing Date Acquisition”);
WHEREAS, in connection with the Closing Date Acquisition, Debtor is required to enter into this Agreement and use the proceeds hereof for general corporate purposes, including certain Capital Expenditures and other expenses as outlined in the Business Plan;
WHEREAS, Debtor has requested that the Lenders make available on the Closing Date (as defined herein) a secured term loan to Debtor in the principal amount of TEN MILLION DOLLARS ($10,000,000.00); and
WHEREAS, the Lenders are willing to make such secured term loan available to Debtor upon the terms and conditions set forth herein.
NOW THEREFORE, the Loan Parties, the Administrative Agent and the Lenders hereby agree as follows:
ARTICLE I
DEFINITIONS AND REFERENCES
Section 1.1General Definitions.
As used herein, the terms “Agreement,” “Debtor” and “Administrative Agent” shall have the meanings indicated above, and the following terms shall have the meanings specified below:
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that (i) if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor, and (ii) if Adjusted Term SOFR as so determined shall ever be more than 2.00% per annum, then Adjusted Term SOFR shall be deemed to be 2.00% per annum.
“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.
“AES” shall have the meaning as described in the preamble of this Agreement.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreed Security Principles” means the principles set out in Schedule 5 hereto.
“Anti-Corruption Laws” shall have the meaning set forth in Section 4.1(v)(i).
“Anti-Money Laundering, Anti-Terrorism and Sanctions Laws” means any Requirement of Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) all Sanctions Programs, (e) any law prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), (f) the UK Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, and (g) any similar laws enacted in the United States or other Governmental Authority, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced.
“Applicable Investment Percentage” means in the event that Consolidated EBITDA for the most recently ended twelve (12) consecutive month period is (i) less than $8,000,000 at the time of the consummation of such issuance of Equity Interests, 0% of the proceeds thereof, (ii) at least $8,000,000 but less than or equal to $15,000,000 at the time of the consummation of such issuance of Equity Interests, 80% of the proceeds thereof, or (iii) in excess of $15,000,000 at the time of the consummation of such issuance of Equity Interests, 100% of the proceeds thereof.
“Arq” shall have the meaning as described in the recitals of this Agreement.
“ARQ Borrowers” has the meaning set forth in the definition of Existing Arq Credit Agreement.
“ARQ Subsidiaries” means each of the following Persons and each of their respective Subsidiaries that are created or acquired on or after the Closing Date: Arq LLC, Arq Series B, LLC, Arq Corbin LLC, Arq Corbin Land LLC, Arq Fuels LLC, Arq IP Limited, Arq Projects Holding Company LLC, Arq St. Rose LLC, Arq UK Management Ltd., Arq International Ltd., Corbin Project LLC, Mine Four LLC, Spate Holdings LLC, and Wharncliffe Asset Management LLC.
“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent, in accordance with Section 9.7 and substantially in the form of Exhibit D hereto or such other form acceptable to the Administrative Agent.
“Authorized Officer” means, (i) with respect to any Loan Party, the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer or controller or other financial officer performing similar functions, president or executive vice president, director, secretary or assistant secretary of such Loan Party (or any other officer of such Loan Party designated in writing by Debtor and reasonably acceptable to the Administrative Agent), (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 5.1(d), the secretary or any assistant secretary of a Loan Party and, (iii) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Unless otherwise specified, all references herein to an Authorized Officer means an Authorized Officer of Debtor.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this

Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country which has implemented, or at which at any time, implements Article 55 BRRD, the relevant implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus 0.50%, (b) the per annum rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Administrative Agent may reasonably select) in effect on such day, and (c) Adjusted Term SOFR for an Interest Period of one month in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain Adjusted Term SOFR for any reason, the Base Rate shall be determined without regard to clause (c) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in such Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective on the effective date of such change in such Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as the case may be; provided that in no event shall the Base Rate be less than 2.00% per annum or greater than 3.00% per annum.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)the sum of (i) Daily Simple SOFR and (ii) 0.10% (10.00 basis points); or
(b)the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Debtor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Debtor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.16(a) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.16(a).
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the IRC or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the IRC) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York and London; provided that, in relation to SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such SOFR Loan or a Base Rate Loan based on Adjusted Term SOFR, any such day that is a U.S. Government Securities Business Day.
“Business Plan” means the joint business plan delivered by AES to CF Global Credit, LP by email on January 9, 2023, as modified from time to time with the consent of the Required Lenders (such consent not to be unreasonably conditioned, withheld or delayed).
“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment”, “intangible assets” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations, obligations under synthetic leases and capitalized software costs that are paid or due and payable during such period and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person.
“Capitalized Lease” means, with respect to any Person, any finance lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.
“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Balance” means an amount equal to the aggregate (a) unrestricted cash and cash equivalents and (b) cash and cash equivalents in Deposit Accounts, Securities Accounts or Commodity Accounts subject to Control Agreements or arrangements with the Administrative Agent, in each case of Debtor and its Subsidiaries, on the applicable measurement day, measured on a consolidated basis for Debtor and its Subsidiaries.

“Casualty Event” means any event that gives rise to the receipt by a Loan Party of any insurance proceeds or condemnation award in respect of equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“CFG Warrants” means the warrants with respect to Equity Interests of Debtor issued to CF Global Credit, LP on the Closing Date.
“Change in Law” means the occurrence, after the Closing Date (or, in the case of any Person that becomes a Lender after the Closing Date, after the date such Person becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty (excluding the taking effect after the Closing Date of a law, rule, regulation or treaty adopted prior to the Closing Date), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)any “person” (other than the Lenders or any of their respective Affiliates) or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, (ii) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) any “group” of which the Lenders or their Affiliates constitute a majority in interest) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of Debtor entitled to vote for members of the board of directors or equivalent governing body of Debtor on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or
(b)during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Debtor cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Closing Date” means February 1, 2023.
“Closing Date Acquisition” shall have the meaning as described in the recitals of this Agreement.
“Collateral” shall have the meaning set forth in Section 3.1.
“Collateral Document” means Article III of this Agreement, each Control Agreement, each Mortgage and each other document or instrument pursuant to which any Loan Party grants a Lien on any Collateral as security for the payment of the Obligations.

“Committed Loan Notice” means a written notice of (a) the borrowing of the Loan on the Closing Date, (b) a conversion of Loans from one Type to the other or (c) a continuation of SOFR Loans pursuant to Section 2.4(a), which shall be substantially in the form of Exhibit F hereto.
“Company Documents” means the articles of organization or incorporation of each Loan Party, as amended, the bylaws, articles of association, constitutional documents or operating agreement, as applicable, of each Loan Party, as amended, and any other organizational documents of each Loan Party.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated EBITDA” means, with respect to the applicable measurement period:
(a)Net income (or loss) of Debtor and its Subsidiaries (other than Marshall Mine LLC) on a consolidated basis for the applicable period of measurement taken as a single accounting period determined in accordance with GAAP;
(b)less (or plus), to the extent included above in net income (or loss) for such period, without duplication:
(i)the net income (or loss) of any person (other than a subsidiary of Debtor) in which any other person (other than Debtor or any of its subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Debtor or any of its subsidiaries in cash by such person during such period; provided, that if any such dividends or distributions are required to be returned to such person in a subsequent period, this clause (i) shall be reduced by the amount required to be returned in such subsequent period;
(ii)any after-Tax gains (or losses) attributable to asset sales or returned surplus assets of any pension plan subject to Title IV of ERISA;
(iii)any extraordinary (as defined in GAAP prior to the effectiveness of FASB ASU 2015-01) gain or income (or extraordinary loss or expense), together with any related provision for Taxes on any such gain or income (or the Tax effect of any such loss or expense), in each case in accordance with GAAP;
(iv)unrealized non-cash gains (or loss) in respect Hedging Agreements in accordance with GAAP;
(v)any gain (or loss), together with any provisions for taxes on any such gain (or the tax effect of any such loss), realized by such Person or any of its subsidiaries upon any asset sale or other disposition of any Equity Interests of any Person (other than any dispositions in the ordinary course of business) by such Person or any of its subsidiaries;

(vi)to the extent not included in subclauses (i) through (v) above, the cumulative effect of a change in accounting principles and any non-cash gains (or losses) attributable to reappraisals, write-ups or write-downs of assets;
(vii)to the extent not included in subclauses (i) through (vi) above, any non-cash gains (or losses) as a result of the early extinguishment or modification of Indebtedness;
(c)minus (or plus) to the extent not included above in net income (or loss) for such period, cash expenses in respect of currency-based Hedging Agreements;
(d)plus, without duplication, to the extent included in the calculation of net income (or loss) for such period (other than with respect to clauses (viii), (xiii) and (xv) below) the sum of:
(i)depreciation and amortization; plus
(ii)interest expense (less interest income), fees, rates, commissions, discounts and premiums incurred in connection with Indebtedness of Debtor and its Subsidiaries and, to the extent not otherwise included therein, amounts referred to in any fee letter, including without duplication expenses in respect of Hedging Agreements and imputed interest on Capitalized Lease Obligations; plus
(iii)all Taxes on or measured by income or profits (including with respect to any Tax sharing arrangements) and franchise Taxes; plus
(iv)all non-cash expenditures, charges, losses or expenses (or minus non-cash income or gain), including, without limitation, non-cash compensation expense, but excluding any non-cash expenditure, charge, loss or expense (x) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (y) relating to a write-down, write-off or reserve with respect to receivables and inventory (other than non-cash gains or losses related to Inventory valuation adjustments made for purchase accounting purposes in connection with the Closing Date Acquisition); plus
(v)fees, costs and expenses incurred in connection with the negotiation, preparation, documentation, execution and delivery on the Closing Date of the Loan Documents and the related agreements and consummation on the Closing Date of the Transactions and the related agreements, to the extent that such fees, costs and expenses are incurred on or before the date that is twelve (12) months after the Closing Date to the extent paid by Debtor or a Subsidiary; plus
(vi)fees, costs and expenses incurred in connection with any amendments, restatements, supplements, modifications, consents or waivers to this Agreement and the other Loan Documents to the extent such fees and expenses have been disclosed to the Administrative Agent; plus
(vii)fees and expenses incurred in connection with (w) an Investment not in the Ordinary Course of Business, (x) a Disposition not in the Ordinary Course of Business, (y) an incurrence of Indebtedness (or in respect of any amendment, restatement, supplement, consent, waiver or other modification thereto) or an issuance of Equity Interests, in each case whether or not consummated, and/or (z) an Event of Loss, business interruption or similar casualty or liability event; plus
(viii)proceeds of business interruption insurance received in cash during such period, to the extent not already included in net income; plus
(ix)(x) recruitment and signing bonus costs and expenses and (y) severance and relocation costs and expenses, in each case, not otherwise added back to Consolidated EBITDA; plus
(x)(x) any realized losses (or minus realized gains) net of costs in respect of interest rate Hedging Agreements in such period, to the extent included in the calculation of net income (or loss) for such period and (y) unrealized, non-cash net losses resulting from changes in the fair market value of any non-speculative Hedging Agreements; plus
(xi)any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP; plus
(xii)amortization of Upfront Customer Consideration in an aggregate amount, with respect to any consecutive four (4) fiscal quarter period, not exceeding $600,000;
provided that Consolidated EBITDA for periods prior to the Closing Date shall be deemed to be as follows:

Period (Fiscal Quarter Ending)	Consolidated EBITDA
December 31, 2021	$10,710,000
March 31, 2022	$2,589,000
June 30, 2022	$3,256,000
September 30, 2022	$2,656,000
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means any control agreement by and among a Loan Party, the applicable depository bank or securities intermediary, as applicable, and the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
“Copyright License” means any agreement now or hereafter in existence, providing for the grant by, or to, any rights (including, without limitation, the grant of rights for a party to be designated as an author or owner and/or to enforce, defend, use, display, copy, manufacture, distribute, exploit and sell, make derivative works, and require joinder in suit and/or receive assistance from another party) covered in whole or in part by a Copyright.
“Copyrights” means, collectively, all of the following of any Loan Party: (i) all copyrights, works protectable by copyright, copyright registrations and copyright applications anywhere in the world, (ii) all derivative works, counterparts, extensions and renewals of any of the foregoing, (iii) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present and future infringements, violations or misappropriations of any of the foregoing, (iv) the right to sue for past, present and future infringements, violations or misappropriations of any of the foregoing and (v) all rights corresponding to any of the foregoing throughout the world.
“Current Value” shall have the meaning set forth in Section 4.2(n).
“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, misapplication of cash, environmental claims, breach of representations or warranties, failure to pay taxes and insurance, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Law” means the Bankruptcy Code, Insolvency Act 1986, Enterprise Act 2002 and any other liquidation, winding-up, dissolution, administration, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), composition, compromise, examinership, suspension of payments, arrangement with creditors, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.
“Declined Proceeds” shall have the meaning set forth in Section 2.6(i).
“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section 2.3(c).
“Discretionary Guarantor” means each Subsidiary of Debtor that is an Immaterial Subsidiary or an otherwise Excluded Subsidiary and that becomes a party to this Agreement pursuant to Section 4.2(j) without having ceased to be an Immaterial Subsidiary (or, as applicable, by continuing to be a party thereto after ceasing to be required to be a Guarantor pursuant to the terms of this Agreement).
“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor), sublicenses (as sublicensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of this Agreement and the other Loan Documents, “Disposition” shall include any issuance of Equity Interests by any Subsidiary of Debtor to any Person other than Subsidiaries of Debtor and exclude (i) any issuance of Equity Interests by any Project Subsidiary the proceeds of which are utilized or intended to be utilized for Investments in Permitted Projects, and (ii) any issuance of Disqualified Equity Interests. “Dispose” shall have a corresponding meaning.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided that only the portion of the Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests; (b) is secured by any assets of the Loan Parties or their Subsidiaries; (c) is exchangeable or convertible at the option of the holder of the Equity Interest into Indebtedness of the Loan Parties or any of their Subsidiaries on or prior to the date that is ninety-one (91) days after the Maturity Date; or (d) provides for the mandatory payment of dividends in cash regardless of whether or not the board of directors has declared any dividends on or prior to the date that is ninety-one (91) days after the Maturity Date; provided, further, that, if such Equity Interest is issued to any employee or to any plan for the benefit of employees of Debtor or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Debtor in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person, at such Person’s sole option, to satisfy its obligations thereunder by delivery of Qualified Equity Interests shall not be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require Debtor to repurchase or redeem such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that Debtor may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to, and not within ninety-one (91) days of, the payment in full in cash of all Obligations (other than any indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time).

“Disqualified Lender” means (i) any Person that has been specified by Debtor and agreed to by the Administrative Agent prior to the Closing Date, (ii) any Person that is a competitor of Debtor and/or any of its Subsidiaries that has been specified to the Administrative Agent by Debtor in writing, with three (3) Business Days prior notice, from time to time and (iii) Affiliates of Persons described in preceding clause (i) or (ii) other than such Affiliates that are bona fide debt funds or investment vehicles generally engaged in making, purchasing, holding or otherwise investing in commercial loans, debt securities or similar extensions of credit in the ordinary course of business.
“Domestic Loan Party” shall have the meaning set forth in Section 3.1(a).
“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliate.
“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority involving violations by any Loan Party of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.
“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other Requirement of Law, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment, other government restrictions relating to the protection of the environment or handling, storage, manufacture, labeling, transport, Release, deposit or migration of any Hazardous Materials into the environment or human health and safety as it relates to exposure to Hazardous Materials, in each case, as applicable to the Loan Parties.
“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred by any Loan Party as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any actual or alleged noncompliance with or liability pursuant to any Environmental Law.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
“Equipment” means, equipment including all fixtures, motor vehicles, trailers, tools, machinery and furniture of any type, kind or nature, all parts thereof and all accessions and additions thereto.
“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests (including shares), joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the IRC.
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning set forth in Section 6.1.
“Event of Loss” means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property by a Governmental Authority or pursuant to Requirements of Law.
“Excluded Account” means any Deposit Account, Securities Account or Commodity Account (and, in each case, the cash and assets deposited or held therein) (a) in which funds or assets on deposit or held in such accounts are maintained and used solely for the payment of salaries, wages and payroll tax, workers’ compensation, and/or 401K, health and welfare plans with respect to employees of Debtor and its Subsidiaries, (b) which is an escrow, pre-funding, trust and fiduciary account, in each case, which is solely holding amounts held for the benefit of third parties in the Ordinary Course of Business, (c) which is an account, in each case, which is solely holding amounts held for the benefit of third parties in the Ordinary Course of Business in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds, customs bonds and similar obligations, (d) which is a “zero balance” account, (e) which is an account that is not located in the United States or the United Kingdom to the extent an exclusion is required under the Agreed Security Principles and (f) which is any other account, the daily maximum balance of which shall not exceed $500,000 in the aggregate for all such accounts.
“Excluded Assets” means each of the following: (i) any contract, instrument or Chattel Paper (including any lease, contract or asset that is the subject of a purchase money security interest, Capitalized Lease or similar arrangement) in which Debtor or any Guarantor has any right, title or interest if and to the extent such contract, instrument or Chattel Paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of Debtor or any Guarantor therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such contract, instrument or Chattel Paper to enforce any remedy with respect thereto, (ii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of or render void or result in the cancellation of, any registration issued as a result of such intent-to-use trademark applications under applicable Requirements of Law; provided that upon submission and acceptance by the USPTO of an amendment to allege pursuant to 15 U.S.C. Section 1060(a) or any successor provision, such intent-to-use trademark application shall be considered Collateral, (iii) any assets subject to a Lien securing a purchase money obligation or a financing lease and cash to secure letter of credit reimbursement obligations, surety, reclamation, indemnity or performance bonds or bankers’ acceptance reimbursement obligations to the extent any such purchase money obligation or financing lease, letter of credit, surety, reclamation, indemnity or performance bonds or bankers’ acceptance is permitted under this Agreement, (iv) any treasury stock of Debtor, (v) the Equity Interests issued by (1) Tinuum Group and Tinuum Services and (2) Highview Enterprises Limited, (vi) any motor vehicles or other assets subject to certificates of title (in each case, except to the extent the security interest in such assets can be perfected by the filing of an “all assets” UCC-1), (vii) any Commercial Tort Claims not in excess of $1,000,000, (viii) Chattel Paper evidencing, individually, an amount not in excess of $1,000,000, (ix) Letter-of-Credit Rights associated with any Letters of Credit with a maximum draw amount not in excess of $1,000,000 (except to the extent a security interest in such Letter of Credit can be perfected by filing a UCC financing statement), (x) any rights or interests in or under any property to the extent that, and only for so long as, such grant of a security interest is prohibited by any Governmental Authority with jurisdiction over such property; provided that the foregoing shall not apply to the extent that any such prohibition is ineffective or would be rendered ineffective under any requirement of a Governmental Authority, including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of Article 9 of the UCC, (xi) Excluded Accounts and all funds and other property held in or maintained in any Excluded Accounts, (xii) any Equity Interests of any person that is not a wholly-owned Subsidiary and the assets thereof to the extent and for so long as the granting of security interest in such Equity Interests and assets would be prohibited by a shareholders agreement or similar contract governing the Equity Interests in such persons, (xiii) the Equity Interests issued by, and all assets and other property of, Marshall Mine LLC, (xiv) any asset whose inclusion as an Excluded Asset requested by Debtor is consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and (xv) any asset required to be excluded pursuant to the Agreed Security Principles. For the avoidance of doubt, all property or assets of any Excluded Subsidiary, including any property or assets of any ARQ Borrower are “Excluded Assets”. For the avoidance of doubt, Excluded Assets shall not apply to any assets secured by a floating charge under the Collateral Documents governed by the laws of England and Wales.
“Excluded Subsidiary” means (a) each Subsidiary that is an Immaterial Subsidiary, (b) each Project Subsidiary, (c) to the extent and only for so long as the credit facility under the Existing ARQ Credit Agreement is outstanding, each Subsidiary that is an ARQ Borrower, (d) Marshall Mine LLC, (e) each other Subsidiary that is acquired after the Closing Date, in each case, to the extent and only for so long as such Subsidiary would be prohibited by applicable law or regulation or contractual provisions from providing the Guaranty and (f) any Subsidiary whose inclusion as an Excluded Subsidiary requested by Debtor is consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that no Discretionary Guarantor shall constitute an Excluded Subsidiary at any time that such Discretionary Guarantor becomes a party to this Agreement.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest on a Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Term Loan Commitment (other than pursuant to an assignment request by Debtor under Section 2.15(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing ARQ Credit Agreement” means that certain Loan Agreement, dated as of January 27, 2021, by and among (i) Community Trust Bank, Inc., as lender, and (ii) Corbin Project LLC, ARQ Projects Holding Company LLC, ARQ St. Rose LLC, ARQ Corbin LLC and ARQ Corbin Land LLC, as

borrowers (collectively, the “ARQ Borrowers”), as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Facility Fee” mean an amount per annum equal to $12,000.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.
“FCPA” shall have the meaning set forth in Section 4.1(v)(i).
“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the NYFRB on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate per annum, as determined by the Administrative Agent, quoted for overnight federal funds transactions last arranged prior to such day.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Floor” means a rate of interest equal to 1.00%.
“Foreign Casualty Event” shall have the meaning set forth in Section 2.6(h).
“Foreign Disposition” shall have the meaning set forth in Section 2.6(h).
“Foreign Guarantor Jurisdiction” means any jurisdiction in which a Foreign Loan Party is organized, incorporated or formed.
“Foreign Loan Party” means a Loan Party that is not a Domestic Loan Party.
“Foreign Official” shall have the meaning set forth in Section 4.1(v)(ii)(A).
“Foreign Subsidiary” means any Subsidiary of Debtor that is not a Domestic Subsidiary.
“GAAP” means the generally accepted accounting principles as in effect from time to time in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.2; provided that, until the Arq Subsidiaries’ financial statements or information are determined pursuant to GAAP, at Debtor’s election, such financial statements or information may be determined or interpreted pursuant to IFRS.
“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and having jurisdiction over the Loan Parties.

“Guarantors” means, collectively, the Subsidiaries of Debtor as are or may from time to time become parties to this Agreement pursuant to Section 4.2(j). As of the Closing Date, all Guarantors are listed on Schedule 1 hereto.
“Guaranty” means, collectively, the guarantee made by the Guarantors under Article X in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 4.2(j).
“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.
“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.
“Holdout Lender” shall have the meaning set forth in Section 9.2(c).
“IFRS” means international financial reporting standards, as in effect from time to time.
“Immaterial Subsidiary” means, as of any date, any Subsidiary of Debtor (a) that does not have assets in excess of one percent (1.00%) of consolidated total assets of Debtor and its Subsidiaries and (b) that does not contribute consolidated revenues in excess of one percent (1.00%) of the consolidated total revenues of Debtor and its Subsidiaries, in each case, as of the last day of the most recently ended fiscal quarter; provided, that the consolidated total assets and consolidated total revenues (as so determined) of all Immaterial Subsidiaries shall not exceed two percent (2.00%) of consolidated total assets or two percent (2.00%) of consolidated total revenues, in each case, of Debtor and its Subsidiaries for the relevant fiscal period, in each case, as determined in accordance with GAAP (each of consolidated total assets and consolidated total revenues to be determined after eliminating intercompany obligations). As of the Closing Date, all Immaterial Subsidiaries are listed on Schedule 3 hereto.
“Indebtedness” means any and all amounts and/or liabilities owing from time to time by any Loan Party to any Person, including a Lender, direct or indirect, liquidated or contingent, now existing or hereafter arising, in respect of: (a) all liabilities, obligations and indebtedness for borrowed money; (b) obligations with respect to capital leases or other capitalized agreements that are properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of any Loan Party evidenced by bonds, debentures, promissory notes or other similar instruments representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services of any Loan Party, except trade payables arising in the Ordinary Course of Business and outstanding not more than ninety (90) days after such obligation is due; (e) all obligations created or arising under any conditional sale or other title retention agreement; (f) all indebtedness (other than Non-Recourse Debt) secured by any Lien on any property or asset owned or held by any Loan Party, but only to the extent of the fair value of such property or asset; (g) all obligations of any Loan Party under take-or-pay or similar arrangements or under commodities agreements, except those incurred in the Ordinary Course of Business; (h) all direct and contingent obligations of any Loan Party arising under any letters of credit or bankers’ acceptance facilities or similar instrument and, without duplication, all drafts drawn thereunder (to the extent unreimbursed within three (3) Business Days); (i) obligations under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product or arrangement; (j) obligations with respect to principal under contingent obligations for the repayment of money or the deferred purchase price of property, whether or not then due and payable (calculated as the maximum amount of such principal); (k) all net obligations of such Person under Hedging Agreements that have been cancelled or otherwise terminated before their scheduled expiration or are otherwise due and payable, calculated on a basis reasonably satisfactory to the Administrative Agent and in accordance with accepted practice; (l) all guaranty obligations of any Loan Party with respect to Indebtedness of any other Person (other than other Subsidiaries to the extent such Indebtedness of the primary obligor are permitted under this Agreement); and (m) all obligations of such Person in respect of Disqualified Equity Interests if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP. Notwithstanding anything to the contrary, the Specified Preferred Stock shall in no event be deemed to be Indebtedness hereunder.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.
“Intellectual Property” means, collectively, all of the following of any Loan Party: (i) all systems software and applications software (including source code and object code), all documentation for such software, including, without limitation, user manuals, flowcharts, functional specifications, operations manuals, and all formulas, processes, ideas and know-how embodied in any of the foregoing, (ii) concepts, discoveries, improvements and ideas, know-how, technology, reports, design information, trade secrets, practices, specifications, test procedures, maintenance manuals, research and development, inventions (whether or not patentable), blueprints, drawings, data, customer lists, catalogs, and all physical embodiments of any of the foregoing, (iii) Patents and Patent Licenses, Copyrights and Copyright Licenses, Trademarks and Trademark Licenses and (iv) other agreements with respect to any rights in any of the items described in the foregoing clauses (i), (ii), and (iii).
“Intercompany Note” means a promissory note substantially in the form of Exhibit E hereto.
“Interest Rate” shall have the meaning set forth in Section 2.3.
“Inventory” means all (i) inventory and raw materials and work in progress therefor, finished goods thereof and materials used or consumed in the manufacture or production thereof, (ii) goods in which any Loan Party has an interest in mass or a joint or other interest or right of any kind and (iii) goods that are returned to or repossessed by any Loan Party, including, all accessions thereto and products thereof and Documents therefor;
“Interest Period” means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Debtor in its Committed Loan Notice; provided that:
(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)any Interest Period pertaining to a SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(iii)no Interest Period shall extend beyond the Maturity Date; and

no tenor that has been removed from this definition pursuant to Section 2.16(d) shall be available.
“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Receivables arising in the Ordinary Course of Business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.
“IRC” means the Internal Revenue Code of 1986, as amended.
“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit C, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 4.2(j).
“Legal Reservations” means:
(a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and principles of good faith and fair dealing;
(b) the application of applicable Debtor Relief Laws;
(c) the existence of timing limitations with respect to the bringing of claims under applicable limitation laws and the defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for, or to indemnify a Person against, non-payment of stamp duty may be void;
(d) the principle that in certain jurisdictions and under certain circumstances a Lien granted by way of fixed charge may be re-characterized as a floating charge or that security purported to be constituted as an assignment may be re-characterized as a charge;
(e) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;
(f) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(g) the principle that the creation or purported creation of collateral over any claim, other right, contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement (or contract or agreement relating to or governing the claim or other right) over which security has purportedly been created;
(h) [reserved];
(i) the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies;
(j) the principles of private and procedural laws which affect the enforcement of a foreign court judgment;
(k) similar principles, rights and defenses under the laws of any relevant jurisdiction; and
(l) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions;

provided that, solely with respect to a U.S. Loan Party in connection with its entry into a U.S. law governed Loan Document, the term Legal Reservations shall be limited to clause (a) above.
“Lenders” means the lenders named on Schedule 2 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or otherwise, other than any such Person that ceases to be a party hereto, as a lender, pursuant to an Assignment and Acceptance or otherwise.
“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on jurisprudence, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, charge, assignment by way of security, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, servitudes, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.
“Liquidation” means, with respect to any Loan Party, (i) any voluntary or involuntary liquidation, dissolution or winding up; or (ii) any sale or transfer of a substantial portion of the assets of such Loan Party in connection with a bankruptcy or insolvency proceeding.
“Loan” shall have the meaning set forth in Section 2.1.
“Loan Documents” means this Agreement, each Term Note, each Guaranty, each Collateral Document, each Joinder Agreement and all other documents, agreements, supplements and instruments executed and delivered by Debtor or a Guarantor (or any other Person) to the Administrative Agent and/or the Lenders in connection with this Agreement or the transactions contemplated hereby.
“Loan Parties” means, collectively, Debtor and each Guarantor.
“LTV Ratio” means, on and as of any date of determination, the quotient (expressed as a percentage) of (i) the aggregate outstanding principal amount of the Loans, when fully drawn, divided by (ii) the LTV Value, in each case, on such date.
“LTV Triggering Event” means, with respect to any fiscal year, the occurrence of the following event: the Market Value of the common stock issued by Debtor on each of the last twenty (20) trading days of such fiscal year, is less than the product of (i) the aggregate outstanding principal amount of the Loans outstanding on the applicable trading date multiplied by (ii) three (3).
“LTV Value” means, on and as of any date of determination, the consolidated total assets of the Debtor and its Subsidiaries as reflected in the financial statements last delivered in accordance with Section 4.2(c).
“Make-Whole Amount” means, with respect to any repayment or prepayment, (i) an amount equal to all required interest payable (except for currently accrued and unpaid interest) on the aggregate principal amount of the Loans subject to such prepayment or repayment from the date of such prepayment or repayment through but excluding the date that is the first anniversary of the Closing Date calculated using an interest rate equal to (x) Adjusted Term SOFR for an interest period of one month in effect on the third U.S. Government Securities Business Day prior to such prepayment or repayment plus (y) 14.00% per annum and assuming all interest was paid in cash, plus (ii) a prepayment premium of 2.00% on the aggregate principal amount of the Loans subject to such prepayment or repayment.
“Market Value” means, with respect to any Trading Day, an amount equal to the product of (i) the sale price of the common stock of Debtor on the Public Exchange reported at the end of the prior Trading Day and (ii) the aggregate number of issued and outstanding common shares as of the end of such prior Trading Day.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, property or condition (financial or otherwise) of Debtor and its Subsidiaries, taken as a whole, (ii) the validity or enforceability of this Agreement, any of the other Loan Documents or the rights or remedies of the Administrative Agent or any Lender hereunder or thereunder, or (iii) the ability of Debtor or the Guarantors to perform any of its or their obligations under this Agreement or any of the other Loan Documents.
“Material Agreement” means any agreement, instrument or other document of any Loan Party which (i) represents at least $5,000,000 of such Loan Party’s revenues or Indebtedness or other liabilities, as applicable, or (ii) the breach or termination thereof would reasonably be expected to cause a Material Adverse Effect.
“Maturity Date” means the earlier of (i) February 1, 2027 and (ii) the date that the Loan, and accrued and unpaid interest and any other then-outstanding fees thereon shall become due and payable in full hereunder, whether by acceleration or otherwise.
“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, made by a Loan Party in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, securing the Obligations and delivered to the Administrative Agent.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding six (6) years.
“Net Cash Proceeds” means, in connection with any Disposition, the cash proceeds (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) purchase price adjustments reasonably expected to be payable in connection with such Disposition, (ii) out-of-pocket attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related and recording charges, transfer taxes, deed or mortgage recording taxes, consultants’ fees, finders’ fees, brokers’ fees and advisory fees actually incurred in connection therewith, (iii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Disposition or (y) any other liabilities retained by Debtor or any other Loan Party associated with the properties sold in such Disposition (including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligation) (provided that, to the extent and at the time any such amounts are released from such reserve (other than in connection with a payment in respect of any such liability), such amounts shall constitute Net Cash Proceeds as of the date of such reduction), (iv) amounts required to be applied to the repayment of Indebtedness (excluding the Loans and including Indebtedness incurred pursuant to the Existing ARQ Credit Agreement) and other obligations, including principal, interest and prepayment premiums and penalties, that are secured by a Lien expressly permitted hereunder on any asset or other property that is the subject of such Disposition or Indebtedness of any Subsidiary that is not a Loan Party and that is disposed of in such transaction, (v) in the case of a Disposition by a non-wholly owned Subsidiary, the pro rata portion of the Net Cash Proceeds (calculated without regard to this clause (v)) attributable to the minority interests or not available for distribution to Debtor or another wholly-owned Subsidiary, and (vi) other customary out-of-pocket fees and expenses actually incurred in connection therewith and net of Taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).
“Net Cash Insurance Proceeds” means, in connection with any Casualty Event, the cash proceeds thereof net of any bona fide direct fees, costs and expenses incurred and Taxes paid or reasonably estimated to be payable as a result thereof, in each case, in connection with such Casualty Event, including, payment of outstanding principal amount of, premium, or penalty, if any, and interest on any Indebtedness (excluding the Loans and including Indebtedness incurred pursuant to the Existing ARQ Credit Agreement) which is secured by a Lien on the Equity Interests or assets or other property in question that is required to be prepaid or repaid under the terms thereof as a result of such Casualty Event.

“Non-Recourse Debt” means any Indebtedness of any Subsidiary that is not a Loan Party in respect of which the holder or holders thereof have no recourse (including by way of guaranty, support, security or indemnity) to Debtor or any other Loan Party or to any of their property, whether for principal, interest, fees, expenses or otherwise, except for Equity Interests issued by such Subsidiary that is not a Loan Party and other Customary Recourse Exceptions.
“NYFRB” means the Federal Reserve Bank of New York.
“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Administrative Agent and the Lenders arising under or in connection with this Agreement or any other Loan Document in each case, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.1. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person in accordance with the terms of the Loan Documents.
“Ordinary Course of Business” means the ordinary course of business of the Loan Parties, as conducted by the Loan Parties in accordance with past practices and undertaken by the Loan Parties in good faith and not for the purpose of evading any covenant or restriction in any Loan Document. For the avoidance of doubt, any transaction by a Loan Party in furtherance of the expansion of the activated carbon business and the Arq Subsidiaries’ fuel business shall be deemed a transaction conducted in the Ordinary Course of Business of the Loan Party.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Liable Party” shall have the meaning set forth in Section 7.5.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15(b)).
“Owned Real Property” means any fee-owned real property located acquired by any Loan Party after the Closing Date with a book value in excess of $2,000,000.
“Patent License” means any agreement, now or hereafter in existence, providing for the grant by, or to, any Loan Party of any rights (including, without limitation, the right for a party to be designated as an owner and/or to enforce, defend, make, have made, make improvements, manufacture, use, sell, import, export, and require joinder in suit and/or receive assistance from another party) covered in whole or in part by a Patent.

“Patents” means collectively, all of the following of any Loan Party: (i) all patents, all inventions and patent applications anywhere in the world, (ii) all improvements, counterparts, reissues, divisional, re-examinations, extensions, continuations (in whole or in part) and renewals of any of the foregoing and improvements thereon, (iii) all income, royalties, damages or payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements, violations or misappropriations of any of the foregoing, (iv) the right to sue for past, present and future infringements, violations or misappropriations of any of the foregoing and (v) all rights corresponding to any of the foregoing throughout the world.
“Payment Office” means the Administrative Agent’s office located at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, or at such other office or offices in the United States of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Lenders and Debtor.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Indebtedness” means:
(a)Debtor’s Indebtedness to the Administrative Agent and the Lenders under the Loan Documents, as each may be extended, refinanced, renewed, supplemented, modified, amended, amended and restated or restated;
(b)unsecured Indebtedness of the Loan Parties described in clause (d) or (g) of the definition of Indebtedness;
(c)other Indebtedness of the Loan Parties (excluding Indebtedness incurred for borrowed money) in an aggregate principal amount not exceeding $500,000 at any time outstanding;
(d)(i) Indebtedness of the Loan Parties or any Subsidiary thereof as of the Closing Date set forth in Schedule 4.3(e) attached hereto and made a part hereof (inclusive of existing surety, reclamation and performance bonds and existing financed insurance premiums), and (ii) any replacement (e.g., replacement leases or bonds or surety arrangements) or refinancing Indebtedness in respect thereof so long as such replacement or refinancing Indebtedness (x) is not secured by assets that are of a different type than the assets that secured the Indebtedness being replaced or refinanced, (y) is secured by assets at the time of such replacement or refinancing with a value that does not exceed the value of the assets that secured the Indebtedness being replaced or refinanced at the time of such replacement or refinancing and (z) is in an aggregate principal amount that does not exceed the sum of the principal amount of the replaced or refinanced Indebtedness plus amounts to fund any original issue discount or closing fees, upfront fees, arrangement fees or structuring fees relating thereto plus amounts to fund accrued interest, fees, expenses and premiums;
(e)Indebtedness incurred in connection with Permitted Intercompany Investments; provided, that any such Indebtedness owing by a Loan Party to a Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to an Intercompany Note within the period required by Section 4.2(j) or 4.2(r), as applicable;
(f)Indebtedness in respect of bids, trade contracts, performance guarantees, leases, letters of credit, statutory obligations, performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds, customs bonds and similar obligations, in each case in the Ordinary Course of Business; provided that, at any time, the foregoing shall not exceed (i) $8,000,000 or such greater amount as consented to by the Required Lenders from time to time (which consent shall not be unreasonably withheld, conditioned or delayed (provided, that the Required Lenders shall be deemed to have consented to any such requested amount unless it objects thereto by written notice delivered to Debtor within five (5) Business Days after having received written notice thereof)) in aggregate principal amount for Debtor and its Subsidiaries plus (ii) $3,000,000 or such greater amount as consented to by the Required Lenders from time to time (which consent shall not be unreasonably withheld, conditioned or delayed (provided, that the Required Lenders shall be deemed to have consented to any such requested amount unless it objects thereto by written notice delivered to Debtor within five (5) Business Days after having received written notice thereof)) in aggregate principal amount for the ARQ Subsidiaries, in each case at any time outstanding;
(g)Indebtedness incurred in respect of letters of credit, bank guarantees or similar instruments related thereto in aggregate face amount not exceeding $500,000 at any time outstanding;
(h)Indebtedness incurred with respect to the financing of insurance premiums in the Ordinary Course of Business in aggregate principal amount not exceeding $3,500,000 at any time outstanding;
(i)Indebtedness incurred pursuant to the Existing ARQ Credit Agreement; provided that, (i) no payments of principal of the Existing ARQ Credit Agreement shall be made prior to the Maturity Date (as defined in the Existing ARQ Credit Agreement), other than, commencing on February 27, 2023, scheduled principal payments which are paid in accordance with the amortization schedule in effect as of August 19, 2022 and (ii) the Existing ARQ Credit Agreement shall not be (x) modified in any manner that is materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders and (y) refinanced (other than to the extent such refinancing is intended solely to effect a modification not prohibited by (x) above), restructured, refunded, renewed, replaced or extended without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld, conditioned or delayed);
(j)Indebtedness incurred solely by one or more of the Project Subsidiaries for the purpose of financing the Permitted Projects and any refinancing Indebtedness in respect thereof so long as the aggregate principal amount of any refinancing Indebtedness does not exceed the sum of the principal amount of the refinanced Indebtedness plus amounts to fund any original issue discount or closing fees, upfront fees, arrangement fees or structuring fees relating thereto plus amounts to fund accrued interest, fees, expenses and premiums; and
(k)Indebtedness incurred in respect of (i) amortized note financings or similar financings for vehicles and equipment entered into in the Ordinary Course of Business and (ii) Permitted Purchase Money Indebtedness (including Capitalized Lease Obligations) in an aggregate principal amount with respect to this clause (ii), not to exceed $15,000,000 at any time outstanding and any replacement (e.g., replacement leases) or refinancing Indebtedness in respect thereof so long as the aggregate principal amount of any replacement or refinancing Indebtedness does not exceed the sum of the principal amount of the refinanced Indebtedness plus amounts to fund any original issue discount or closing fees, upfront fees, arrangement fees or structuring fees relating thereto plus amounts to fund accrued interest, fees, expenses and premiums.
“Permitted Intercompany Investments” means Investments made by (a) a Loan Party to or in another Loan Party (other than Debtor), (b) a Loan Party in Tinuum Group or Tinuum Services as a result of a capital call in the Ordinary Course of Business under the terms of the Tinuum LLC Agreements as in effect on the Closing Date, (c) [reserved], (d) a Subsidiary that is not a Loan Party to or in another

Subsidiary that is not a Loan Party, (e) a Subsidiary that is not a Loan Party to or in a Loan Party, and (f) a Loan Party to or in a Subsidiary that is not a Loan Party so long as (i) the aggregate amount of all such Investments made by the Loan Parties to or in Subsidiaries that are not Loan Parties does not exceed an amount at any time outstanding such that any such Subsidiary that is not a Loan Party ceases to qualify as an Immaterial Subsidiary and (ii) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment.
“Permitted Investments” means:
(a)Investments in cash and cash equivalents;
(b)Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business;
(c)advances made in connection with purchases of goods or services in the Ordinary Course of Business;
(d)Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the Ordinary Course of Business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;
(e)Investments existing on the Closing Date, as set forth on Schedule 4.3(k) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;
(f)Permitted Intercompany Investments; provided that, with respect to the Investments described in clause (b) of the definition of Permitted Intercompany Investments, such Investments made pursuant to this clause (f) shall not exceed $2,000,000 in aggregate principal amount at any time (measured at the time made without giving effect to subsequent changes in value) outstanding;
(g)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the Ordinary Course of Business;
(h)Investments in Hedging Agreements permitted under Section 4.3(e);
(i)loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the Ordinary Course of Business and in an aggregate principal amount not to exceed $200,000 at any time outstanding;
(j)additional Investments in an aggregate principal amount not exceeding $500,000 at any time (measured at the time made without giving effect to subsequent changes in value) outstanding;
(k)extensions of trade credit in the Ordinary Course of Business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors in the Ordinary Course of Business;
(l)Investments in the Ordinary Course of Business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(m)Investments in the ARQ Borrowers made in the reasonable business judgment of Debtor and its Subsidiaries; provided that such Investments shall not include any transfers by any Loan Party of any Owned Real Property or Intellectual Property;
(n)Investments in one or more of the Project Subsidiaries (and by a Project Subsidiary in another Project Subsidiary) for the purpose of financing the Permitted Projects using an amount equal to the Applicable Investment Percentage of the proceeds obtained from the issuance of Equity Interests (other than Disqualified Equity Interests) of Debtor after the Closing Date; and
(o)to the extent required under the Tinuum LLC Agreements, Investments in Tinuum Group and Tinuum Services, as applicable, in an aggregate principal amount not exceeding $2,000,000 at any time (measured at the time made without giving effect to subsequent changes in value) outstanding.
“Permitted Liens” means:
(a)Liens arising under the Loan Documents, as each may be extended, refinanced, renewed, supplemented, modified, amended, amended and restated or restated;
(b)Liens on any property or asset of Debtor or any Subsidiary thereof as of the Closing Date set forth on Schedule 4.1(c) hereto and any modified, extended, renewed, replaced or refinanced Liens in respect thereof; provided that in the case of any such modified, extended, renewed, replaced or refinanced Liens, (i) such Lien shall not attach to any property or asset of Debtor or any Subsidiary that did not secure the Liens being modified, extended, renewed, replaced or refinanced (or shall otherwise constitute a Permitted Lien under another clause of the definition of Permitted Liens) and (ii) the principal amount of the obligations secured by such Lien shall not exceed the principal amount of Indebtedness secured by the Liens being modified, extended, renewed, replaced or refinanced (plus costs, fees and other amounts incurred or paid in connection with the applicable modification, extension, renewal, replacement or refinancing transaction in connection with such Liens);
(c)Liens for taxes, fees, assessments or other government charges or levies, either (i) not delinquent or (ii) being contested in good faith and for which any Loan Party maintains adequate reserves on its books and records; provided that no notice of any such Lien has been filed or recorded under the IRC and the treasury regulations adopted thereunder;
(d)Liens securing Indebtedness incurred pursuant to clauses (f), (g) (including in the form of cash collateralization of letters of credit), (h), (i), (j) and (k) of the definition of Permitted Indebtedness;
(e)Liens solely on the Equity Interests of a Project Subsidiary owned by Debtor or any Subsidiary (or any proceeds thereof) securing Non-Recourse Debt of such Project Subsidiary; provided that the Administrative Agent, for the benefit of itself and the Lenders, has a Lien on the Equity Interests of a direct or indirect parent holding company of such Project Subsidiary;
(f)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the Ordinary Course of Business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not exceeding $200,000 outstanding at any time and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g)Liens securing Permitted Purchase Money Indebtedness and Capitalized Leases permitted to be incurred under clause (k) of the definition of Permitted Indebtedness; provided that (i) such Liens are created within ninety (90) days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions, accessions and proceeds to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided, further, that individual financings of Equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(h)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the Ordinary Course of Business (other than Liens imposed by ERISA);
(i)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 6.1(g);
(j)Liens securing take-or-pay or similar obligations incurred in the Ordinary Course of Business;
(k)Reservations, exceptions, encroachments, easements, servitudes, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property in the Ordinary Course of Business; and
(l)other Liens securing Indebtedness (excluding Indebtedness incurred for borrowed money) in an aggregate principal amount not exceeding $500,000 outstanding at any time.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition of any assets or secured by a Lien on any such assets pursuant to the acquisition thereof and any extensions, renewals, replacements (e.g., replacement leases) or refinancings in respect thereof so long as the aggregate principal amount of any replacement or refinancing Indebtedness does not exceed the sum of the principal amount of the refinanced Indebtedness plus amounts to fund any original issue discount or closing fees, upfront fees, arrangement fees or structuring fees relating thereto plus amounts to fund accrued interest, fees, expenses and premiums.
“Person” means an individual, corporation, partnership of any kind, limited liability company, association, joint stock company, trust, unincorporated organization or joint venture, or a court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.
“PIK Interest” shall have the meaning set forth in Section 2.3(b).
“PIK Rate” shall have the meaning set forth in Section 2.3(b).
“PIPE Commitment Amount” means $15,369,258.
“PIPE Investment” means the acquisition of shares of common stock of Debtor pursuant to the PIPE Investment Documentation for an aggregate purchase price of at least the PIPE Commitment Amount.

“PIPE Investment Documentation” means the subscription agreements between Debtor and the investors party thereto relating to the PIPE Investment.
“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency Proceeding.
“Pledged Equity” means, with respect to each Loan Party, one hundred percent (100%) of the issued and outstanding Equity Interests of each wholly-owned Subsidiary of such Loan Party that is directly owned by such Loan Party, including the Equity Interests of the Subsidiaries owned by such Loan Party as set forth on Schedule 4.1(f)(iii)(A) (as updated from time to time in accordance with the terms hereof), in each case together with the certificates (or other agreements or instruments), if any, representing such shares, and all options and other rights, contractual or otherwise, with respect thereto, including, but not limited to, the following:
(a)all Equity Interests representing a dividend thereon, or representing a distribution or return of capital upon or in respect thereof, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder thereof, or otherwise in respect thereof; and
(b)in the event of any consolidation or merger involving any issuer of Equity Interests and in which such issuer is not the surviving Person, all shares of each class of the Equity Interests of the successor Person formed by or resulting from such consolidation or merger, to the extent that such successor Person is a direct Subsidiary of a Loan Party;
provided that notwithstanding anything to the contrary, Pledged Equity shall not include Excluded Assets
“Prepayment Premium” means an amount equal to (a) prior to the twelve (12) month anniversary of the Closing Date, the Make-Whole Amount, (b) thereafter but prior to the thirty-six (36) month anniversary of the Closing Date, two percent (2.00%) of the outstanding principal amount of the Loans being repaid or prepaid or (3) thereafter until the Maturity Date, one percent (1.00%) of the outstanding principal amount of the Loans being repaid or prepaid. For the avoidance of doubt, such amount (if any) shall be payable whether before or after the occurrence of an Event of Default, an acceleration of the Loans or the commencement of any bankruptcy or insolvency proceeding.
“Project Subsidiary” means each Subsidiary of Debtor that is created by Debtor or a Subsidiary of Debtor for the purpose of constructing, financing and operating any Permitted Projects and the Subsidiaries of any Project Subsidiary.
“Permitted Projects” means any plant that utilizes the technology of the Arq Subsidiaries to convert coal waste or coal into oil products.
“Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (a) the sum of (i) such Lender’s Term Loan Commitment at such time and (ii) the aggregate outstanding principal amount of such Lender’s portion of the Loan at such time by (b) the sum of (i) the Total Term Loan Commitment at such time and (ii) the aggregate outstanding principal amount of the Loan at such time.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Exchange” means the Nasdaq or any other public exchange reasonably acceptable to the Administrative Agent.
“Purchase Agreement” shall have the meaning as described in the recitals to this Agreement.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Real Property Deliverables” means, to the extent under the control of a Loan Party or otherwise readily available to a Loan Party without expense, each of the following agreements, instruments and other documents in respect of a parcel of Owned Real Property:
(a)a current ALTA survey and a surveyor’s certificate, in form and substance reasonably satisfactory to the Required Lenders, certified to the Administrative Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Owned Real Property is located and reasonably satisfactory to the Administrative Agent,
(b)a reasonably satisfactory Phase I Environmental Site Assessment (“Phase I ESA”) (and, if reasonably requested by the Required Lenders based upon the results of such Phase I ESA, a Phase II Environmental Site Assessment) of each Owned Real Property, in form and substance and by an independent firm reasonably satisfactory to the Administrative Agent, and
(c)opinions of counsel as the Administrative Agent may reasonably require.
“Real Property Security Documents” means, with respect to any Owned Real Property:
(a)a Mortgage duly executed by the applicable Loan Party;
(b)evidence of the recording of the Mortgage in such office or offices as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Administrative Agent, for the benefit of the Lenders, thereunder; and
(c)unless otherwise waived by the Administrative Agent, a Title Insurance Policy with respect to a Mortgage of Owned Real Property.
“Receivables” means, collectively, (i) all Accounts of any kind, including, but not limited, to any and all of Debtor’s and any of its Subsidiaries’ rights to payment of amounts derived from the contracts and agreements of Debtor and any such Subsidiary, whether now or hereafter existing, (ii) all Chattel Paper, Documents and Instruments of any kind, whether now or hereafter existing, relating to such Accounts or arising out of or in connection with the sale or lease of goods or the rendering of services and (iii) all rights now or hereafter existing in, to or under all security agreements, leases and other contracts securing or otherwise relating to any such Accounts, Chattel Paper, Documents or Instruments.
“Recipient” means the Administrative Agent and any Lender, as applicable.
“Register” shall have the meaning set forth in Section 9.7(f).
“Regulation U” means Regulation U of the Board as in effect from time to time.
“Rejection Notice” shall have the meaning set forth in Section 2.6(i).
“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys and representatives of such Person and of such Person’s Affiliates.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property, in each case, in such quantity or state that contravenes, or requires any Remedial Action pursuant to, applicable Environmental Law.
“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; or (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment.
“Remedy” or “Remedies” shall have the meaning set forth in Section 7.6(a).
“Replacement Lender” shall have the meaning set forth in Section 9.2(c).
“Reportable Event” shall have the meaning set forth in Title IV of ERISA.
“Required Lenders” means, on any date of determination, those Lenders who collectively hold more than fifty percent (50%) of the then aggregate outstanding balance of the Loan.
“Requirements of Law” means all valid laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, directions and requirements of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers.
“Resignation Effective Date” has the meaning specified therefor in Section 8.6(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority or any body which has authority to exercise any Write-Down and Conversion Powers.
“Responsible Officer” shall mean when used with respect to the Administrative Agent (a) any officer within the department of the Administrative Agent including any vice president, assistant vice president, treasurer, associate, trust officer or any other officer of the Administrative Agent who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any such matter is referred because of such person’s knowledge of and familiarity with the particular subject and (b) who shall have direct responsibility for the administration of this Agreement.
“Restricted Payment” has the meaning specified therefor in Section 4.3(f).
“Restricted Person” means any Person that: (a) is identified on any list of restricted Persons maintained under any of the Anti-Money Laundering, Anti-Terrorism and Sanctions Laws; (b) resides in, is organized under the laws of or chartered in a country, region or territory that is the target of comprehensive, territory wide sanctions under any Sanctions Program (a “Sanctioned Country”); or (c) is owned or controlled by or acting for or on behalf of, any Person described in clauses (a) or (b) above.
“Sanctions Programs” means any of the sanctions programs and related Requirements of Law administered by (a) the U.S. government, including those administered by the Treasury Department’s Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, in each case, as renewed, extended, amended, or replaced.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Party” means the Administrative Agent and each Lender.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“SOFR PIK Interest” shall have the meaning set forth in Section 2.3(a).
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.
“Specified Preferred Stock” means the convertible preferred stock of Debtor issued as consideration in connection with the consummation of the Closing Date Acquisition.
“Subsidiary” means as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors, managers or other management of such corporation, limited liability company, partnership or other entity, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Debtor. For the avoidance of doubt, in no event shall Tinuum Group and Tinuum Services be considered Subsidiaries of Debtor.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Event” means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.
“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Loan to Debtor on the Closing Date in the amount set forth in Schedule 2 hereto, which commitment shall terminate on the Closing Date after the Lenders make the Loan to Debtor.

“Term SOFR” means,
(a)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and
(b)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Tinuum Group” means Tinuum Group, LLC, a Colorado limited liability company.
“Tinuum LLC Agreements” means that certain (i) Second Amended and Restated Operating Agreement of Clean Coal Solutions, LLC dated as of May 27, 2011, as amended from time to time prior to the Closing Date and (ii) Amended and Restated Limited Liability Company Operating Agreement of Clean Coal Solutions Services, LLC dated as of November 20, 2014, as amended from time to time prior to the Closing Date.
“Tinuum Services” means Tinuum Services, LLC, a Colorado limited liability company.
“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Required Lenders, together with all endorsements made from time to time thereto, issued to the Administrative Agent by or on behalf of a title insurance company selected by or otherwise reasonably satisfactory to the Required Lenders, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements reasonably satisfactory to the Required Lenders, delivered to the Administrative Agent.
“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan Commitments.

“Trademark License” means any agreement, now or hereafter in existence, providing for the grant by, or to, any Loan Party of any rights in (including, without limitation, the right for a party to be designated as an owner and/or to enforce, defend, use, mark, police, and require joinder in suit and/or receive assistance from another party) covered in whole, or in part, by a Trademark.
“Trademarks” means, collectively, all of the following of any Loan Party: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, logos, other business identifiers, whether registered or unregistered, all registrations and recordings thereof, and all applications in connection therewith (other than each United States application to register any trademark or service mark prior to the filing under applicable Requirements of Law of a verified statement of use for such trademark or service mark) anywhere in the world, (ii) all counterparts, extensions and renewals of any of the foregoing, (iii) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements, violations, dilutions or misappropriations of any of the foregoing, (iv) the right to sue for past, present or future infringements, violations, dilutions or misappropriations of any of the foregoing and (v) all rights corresponding to any of the foregoing (including the goodwill) throughout the world.
“Trading Day” means any day on which the common stock of Debtor is able to be traded on any Public Exchange.
“Transaction Costs” means all fees and expenses incurred or paid by Debtor or any of its Subsidiaries in connection with the Transactions.
“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party, (b) the borrowing of the Loan on the Closing Date by Debtor and the use of the proceeds thereof, (c) the grant of Liens by the Loan Parties on the Collateral pursuant to the applicable Loan Documents, (d) each Loan Party’s guarantee of the Obligations, (e) the payment of the Transaction Costs, (f) the Closing Date Acquisition and the consummation of the other transactions contemplated by the Purchase Agreement, including the issuance of the Specified Preferred Stock, (g) the consummation of the PIPE Investment and (h) the issuance of the CFG Warrants.
“Treasury Rate” means a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by Administrative Agent on the date three (3) Business Days prior to the date of prepayment to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of no greater than the period for the remaining months until the first anniversary of the Closing Date.
“Type” means a Base Rate Loan or a SOFR Loan, as applicable.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any Lien on any Collateral or the remedies available to a secured party is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for the limited purposes of such mandatory provisions of law, perfection or the effect of perfection or non-perfection or available remedies. References to sections of the UCC shall be construed to refer to any successor sections of the UCC.
“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Upfront Customer Consideration” means an amount equal to the excess of the fair value of liabilities assumed over assets acquired as upfront consideration transferred to Norit Americas, Inc. (“Norit”) in connection with Marshall Mine LLC and that certain Supply Agreement, dated as of September 30, 2020, by and between Debtor and Norit, pursuant to which Debtor agreed to sell and deliver to Norit, and Norit agreed to purchase and accept from Debtor, certain lignite-based activated carbon products, to the extent such expenses are non-cash expenses.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“USPTO” means the United States Patent and Trademark Office.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and (b) in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2Accounting Terms. Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP; provided that if Debtor notifies the Administrative Agent, in writing, that it wishes to amend any covenant, definition or other provision of this Agreement to eliminate the effect of any change in GAAP on the operation of such covenant, definition or provision (or if the Administrative Agent (acting at the written direction of the Required Lenders) notifies Debtor that it wishes to amend any covenant, definition or other provision for such purpose), then Debtor’s compliance with such covenant, definition or other provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant, definition or other provision is amended in accordance herewith. Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or finance leases and the impact of such accounting in accordance with FASB ASC 842 on the definitions and covenants herein, GAAP as in effect on the Closing Date shall be applied and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Debtor and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Section 1.3Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. Capitalized terms used herein (including in Article III) and not otherwise defined shall have the definitions set forth in the UCC.
Section 1.4Certain Matters of Construction. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of the Administrative Agent, any agreement entered into by the Administrative Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by the Administrative Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by the Administrative Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Administrative Agent and the Lenders. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.5Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day. Unless otherwise specified, to the extent a notice, payment or other action is required by the terms hereof to be delivered or made on a day which is not a Business Day, such action shall be deemed to have been taken on such day as long as the action is taken on the next succeeding Business Day.
Section 1.6Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
ARTICLE II
TERM LOAN
Section 2.1Loan.
(a)Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make its portion of a term loan (the “Loan”) available to Debtor on the Closing Date in the aggregate principal amount not to exceed such Lender’s Term Loan Commitment. Notwithstanding the foregoing, the aggregate principal amount of the Loan made available to Debtor on the Closing Date shall not exceed the Total Term Loan Commitment. Any principal amount of the Loan which is repaid or prepaid may not be reborrowed. The Loan may be a Base Rate Loan or SOFR Loan, as further provided herein.
(b)Except as otherwise provided in this Section 2.1(b), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Term Loan Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Term Loan Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender. Subject to satisfaction of the conditions precedent in Section 5.1, not later than 10:00 a.m., on the Closing Date, each Lender shall make available to the Administrative Agent’s Account an amount in immediately available funds equal to the Loan to be made by such Lender; provided, that the Loan shall be issued on the Closing Date with original issue discount of 2.00%.
(c)Upon receipt of all requested funds, the Administrative Agent shall deliver to the account of Debtor specified in the notice of borrowing the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.
Section 2.2Repayment of Loans; Evidence of Debt.
(a)The outstanding unpaid principal amount of the Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earliest of (i) the Maturity Date and (ii) the date on which the Loan is declared due and payable pursuant to the terms of this Agreement.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Debtor to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain the Register in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Debtor to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the registers maintained pursuant to Section 2.2(b) or Section 2.2(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Debtor to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.2(b) and the accounts maintained pursuant to Section 2.2(c), the accounts maintained pursuant to Section 2.2(c) shall govern and control.
(e)Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit A hereto. In such event, Debtor shall execute and deliver to such Lender a promissory note payable to such Lender (or to such Lender and its registered assigns) in the form of Exhibit A hereto (each, a “Term Note”, and, collectively, the “Term Notes”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.7) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).
Section 2.3Interest Rate.
(a)Each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to (i) Adjusted Term SOFR for such Interest Period plus nine percent (9.00%) per annum, which shall be paid in cash, plus (ii) five percent (5.00%) per annum (the “PIK Rate”) which shall be paid by capitalizing such PIK Rate interest and increasing the outstanding principal amount of such SOFR Loans on each Interest Payment Date by the amount of interest accrued at the PIK Rate under this clause (ii) in respect of such SOFR Loans during the applicable Interest Period (such interest accrued and capitalized under this clause (ii), “SOFR PIK Interest”).
(b)Each Base Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to (i) the Base Rate for such Interest Period plus eight percent (8.00%) per annum, which shall be paid in cash, plus (ii) the PIK Rate which shall be paid by capitalizing such interest and increasing the outstanding principal amount of such Base Rate Loans on each Interest Payment Date by the amount of interest accrued at the PIK Rate under this clause (ii) in respect of such Base Rate Loans during the applicable Interest Period (such interest accrued and capitalized under this clause (ii), together with SOFR PIK Interest, collectively, “PIK Interest”).
(c)To the extent permitted by law and notwithstanding anything to the contrary in this Section 2.3, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal to three percent (3.00%) in excess of the Interest Rate applicable to SOFR Loans (“Default Interest”).

(d)(i) Interest on the Loans shall be payable quarterly in arrears commencing on March 1, 2023, and continuing on each June 1st, September 1st, December 1st and March 1st thereafter (each, an “Interest Payment Date”), in cash or in kind as provided in Section 2.3(a) and (b), as applicable, and (ii) any accrued and unpaid interest on the Loans shall be payable in full in cash on the Maturity Date (whether upon demand, by acceleration or otherwise). Default Interest shall be payable on demand in cash.
(e)All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.
(f)In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Debtor and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section 2.4Borrowings, Conversions and Continuations of Loans.
(a)The making of the Loan available to Debtor by the Lenders on the Closing Date and each conversion of the Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon Debtor’s notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., three (3) U.S. Government Securities Business Days prior to the requested date of the continuation of SOFR Loans or any conversion of Base Rate Loans to SOFR Loans; provided that the notice in respect of the borrowing of the Loan to be made available to Debtor by the Lenders on the Closing Date may be delivered no later than one (1) Business Day prior to the Closing Date. Each notice by Debtor pursuant to this Section 2.4(a) must be provided by delivery (by email or otherwise) to the Administrative Agent of a written Committed Loan Notice (and will not be effective until received), appropriately completed and signed by an Authorized Officer of Debtor. Each conversion to or continuation of SOFR Loans shall be in a minimum principal amount of $250,000, or a whole multiple of $50,000, in excess thereof. Except as provided herein, each conversion to Base Rate Loans shall be in a minimum principal amount of $250,000. Each Committed Loan Notice shall specify (i) whether Debtor is requesting the borrowing of the Loan to be made available to Debtor by the Lenders on the Closing Date, a conversion of Loans from one Type to the other or a continuation of SOFR Loans, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) wire instructions of the account(s) to which funds are to be disbursed. If Debtor fails to specify a Type of Loan in a Committed Loan Notice or fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, SOFR Loans. If Debtor requests a borrowing of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)If no timely notice of a conversion or continuation is provided by Debtor, the Administrative Agent shall notify each Lender of the details of any automatic conversion to SOFR Loans or continuation described in Section 2.2(a).
(c)Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan unless Debtor pays the amount due, if any, under Section 2.13 in connection therewith. During the occurrence and continuation of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as SOFR Loans.

(d)The Administrative Agent shall promptly notify Debtor and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. The determination of Adjusted Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest or demonstrable error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify Debtor and the Lenders of any change in the Federal Funds Rate or “Prime Rate”, as applicable, used in determining the Base Rate promptly following the announcement of such change.
Section 2.5Voluntary Prepayments. Debtor may, at any time and from time to time, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, prepay the outstanding principal of the Loan, in whole or in part, without premium or penalty subject to Sections 2.6(g) and 2.13. Each prepayment notice made pursuant to this Section 2.5 shall be irrevocable (except that such notice may be conditioned on the closing of a replacement financing facility or a purchase and sale transaction in which the Obligations will be paid in full) and accompanied by the payment of accrued and unpaid interest to the date of such payment on the aggregate principal amount prepaid. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. All voluntary prepayments of the Loans in accordance with this Section 2.5 shall be applied to the outstanding principal of the Loans as directed by Debtor, or in the absence of any direction, against the remaining installments of principal outstanding in respect of the Loan in the direct order of maturity.
Section 2.6Mandatory Prepayments.
(a)[Reserved].
(b)Within ten (10) Business Days after any Disposition (other than Inventory in the Ordinary Course of Business, any Disposition permitted under Section 3.3(b) or any Disposition in respect of Marshall Mine LLC), Debtor shall repay the Loans in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Disposition, and until the date of such payment, such proceeds shall be held in trust for the Lenders; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, unless and until such Net Cash Proceeds exceed $5,000,000 (and, thereafter, only Net Cash Proceeds in excess of such amount shall constitute Net Cash Proceeds that are to be applied to repay the Loans during the term of the Agreement), then such repayment shall not be required to be so applied to the extent any Loan Party reinvests all or any portion of such Net Cash Proceeds within one hundred eighty (180) days after the receipt of such Net Cash Proceeds; provided, further, that if all or a portion of such Net Cash Proceeds shall not have been so reinvested, then all or such portion of such Net Cash Proceeds shall be, subject to the prior notice requirement set forth in Section 2.6(i), immediately applied to prepay the Loans. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.
(c)In the event of any Casualty Event, subject to the prior notice requirement set forth in Section 2.6(i), Debtor shall repay the Loans in an amount equal to the Net Cash Insurance Proceeds that are not applied to the restoration or repair of damaged Collateral or if such proceeds are not proceeds of Collateral, other assets used in the business of Debtor and its Subsidiaries, in each case, within one hundred eighty (180) days of the receipt of such Net Cash Insurance Proceeds.
(d)Each prepayment made pursuant to this Section 2.6 shall be applied against the outstanding principal of the Loans in accordance with Section 2.8.
(e)Any prepayment made pursuant to this Section 2.6 shall be accompanied by accrued and unpaid interest on the principal amount being prepaid to the date of prepayment.

(f)Except as otherwise expressly provided in this Section 2.6, payments with respect to any subsection of this Section 2.6 are in addition to payments made or required to be made under any other subsection of this Section 2.6.
(g)Each prepayment under this Section 2.6 and Section 2.5 shall (unless otherwise consented to in writing by any Lender with respect to amounts owed to such Lender) be accompanied by the Prepayment Premium and any amount required to be paid pursuant to Section 2.13(a); provided that, so long as no Default or Event of Default shall have occurred and be continuing, if any prepayment is required to be made under this Section 2.6 on a date other than an Interest Payment Date, in lieu of making any payment pursuant to this Section 2.6 in respect of any such Loan on a date other than an Interest Payment Date, Debtor may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made hereunder together with the Prepayment Premium and accrued and unpaid interest to the next Interest Payment Date into an account held at, and subject to the sole control of, the Administrative Agent until the next Interest Payment Date, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from Debtor or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.6. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice from Debtor or any other Loan Party) to apply such amount to the prepayment of the outstanding principal of the Loans in accordance with the relevant provisions of this Section 2.6.
(h)Notwithstanding any other provisions of this Section 2.6, (i) to the extent that the repatriation (or other distribution) to Debtor of any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) or the Net Cash Insurance Proceeds in respect of damaged Collateral of a Foreign Subsidiary (“Foreign Casualty Event”) would (x) be prohibited or delayed by applicable local Requirements of Law, (y) be restricted by applicable material constituent documents or (z) conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or would reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (including on account of financial assistance, corporate benefit, thin capitalization, capital maintenance or similar considerations), an amount equal to the Net Cash Proceeds or insurance proceeds, as applicable, that would be so affected were Debtor to attempt to repatriate such cash (or effect such intercompany distribution) will not be required to be applied to repay the Loans at the times provided in this Section 2.6 so long, but only so long, as the applicable local Requirements of Law or applicable material constituent documents would not otherwise permit repatriation (or intercompany distribution) to the Debtor and, to the extent applicable, would not conflict with the fiduciary duties of such director, or result in, or reasonably be expected to result in, a material risk of personal or criminal liability for the persons described above; it being understood that (A) with respect to clauses (x) and (y), Debtor shall take all commercially reasonable actions required by applicable Requirements of Law to permit such repatriation (or intercompany distribution) and (B) once such repatriation (or intercompany distribution) of any of such affected Net Cash Proceeds of any Foreign Disposition or Net Cash Insurance Proceeds of any Foreign Casualty Event is permissible under the applicable local Requirements of Law or applicable material constituent documents (even if such cash is actually not repatriated or distributed), an amount equal to the amount of the Net Cash Proceeds or Net Cash Insurance Proceeds, as applicable, that could be repatriated or distributed will be promptly (and in any event not later than ten (10) Business Days after such repatriation or intercompany distribution) applied (net of an amount equal to the additional taxes of Debtor and its Subsidiaries that would be payable or reserved against as a result of a repatriation or intercompany distribution and any additional costs that would be incurred as a result of a repatriation or intercompany distribution, whether or not a repatriation or an intercompany distribution actually occurs) by Debtor to the repayment of the Loans pursuant to this Section 2.6, and (ii) to the extent that Debtor has determined in good faith that repatriation or intercompany distribution of any of or all the Net Cash Proceeds of any Foreign Disposition or Net Cash Insurance Proceeds of any Foreign Casualty Event would have material adverse tax cost consequences with respect to such Net Cash Proceeds or Net Cash Insurance Proceeds, as applicable, an amount equal to such Net Cash Proceeds or Net Cash Insurance

Proceeds, as applicable, that would be so affected will not be subject to repayment under this Section 2.6 until such time as such amount can be upstreamed or transferred without incurring such material adverse tax cost consequence; provided that in the case of each of clauses (i) and (ii), such nonpayment prior to the time such amounts must be repatriated or distributed shall not constitute an Event of Default (and such amounts shall be available (A) first, to repay local foreign indebtedness, if any, and (B) thereafter, for working capital purposes of Debtor and its Subsidiaries, in each case, subject to the prepayment provisions in this Section 2.6(h)). For the avoidance of doubt, nothing in this Section 2.6 shall require Debtor to cause any amounts to be repatriated or distributed to Debtor (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayments hereunder).
(i)Debtor shall provide written notice to the Administrative Agent, not later than 1:00 p.m. five (5) Business Days prior to each prepayment required under this Section 2.6, and such prepayment notice shall specify the prepayment date, the Type of each Loan being prepaid, the principal amount of each Loan (or portion thereof) to be prepaid and the Prepayment Premium that will be due and payable in connection with such prepayment. The Administrative Agent will promptly (and in any event within one (1) Business Day) notify each Lender of the contents of Debtor’s prepayment notice and of each Lender’s Pro Rata Share of the prepayment. Each Lender may reject all of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of the Loans required to be made pursuant to clauses (b) and (c) of this Section 2.6 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. three (3) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above such failure will be deemed an acceptance of the total amount of such mandatory prepayment of the Loans. Any proceeds declined by the Lenders shall be retained by Debtor for application for any purpose not prohibited by this Agreement.
Section 2.7Business Days. If the date for any payment or prepayment hereunder falls on a day which is not a Business Day, then for all purposes of this Agreement the payment shall be due on the following Business Day.
Section 2.8Payments.
(a)Debtor will make each payment under this Agreement not later than 12:00 noon on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 12:00 noon on any Business Day will be credited to the Register on the next succeeding Business Day. All payments shall be made by Debtor without set-off, counterclaim, recoupment, deduction or other defense to the Administrative Agent and the Lenders. After receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.
(b)The Administrative Agent shall provide Debtor, promptly after the end of each calendar month in which there is activity on the Loan, a summary statement (in the form from time to time used by the Administrative Agent) of the amounts and dates of all Loans made to Debtor during such month, the amounts and dates of all payments on account of the Loan to Debtor during such month and the Loans to which such payments were applied, and the amount of interest accrued on the Loan to

Debtor during such month. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.
(c)If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (i) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (A) the amount of such Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by Debtor pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply) or (C) any payment received by such Lender not in its capacity as a Lender. Debtor agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.8(c) may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Debtor in the amount of such participation.
(d)All payments of principal and interest in respect of outstanding Loans, all payments of fees and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.
(e)(i) After the occurrence and during the continuance of an Event of Default described in Section 6.1(a), (f) or (m), (ii) after the acceleration of the Loans pursuant to Article VII, (iii) after the exercise of enforcement remedies by the Administrative Agent (acting at the written direction of Required Lenders) pursuant to the Loan Documents or (iv) otherwise upon the written direction of the Required Lenders, after the occurrence and during the continuance of an Event of Default, in each case, the Administrative Agent shall apply all payments in respect of any Obligations, including, without limitation, proceeds of the Collateral and any amounts received on account of the Obligations (whether received as a consequence of the exercise of any remedies under Article VII hereof or any other Loan Document or as a distribution out of any proceeding in respect of or commenced under any Insolvency Proceeding including payments in respect of “adequate protection” for the use of Collateral during such proceeding or under any Plan of Reorganization or on account of any liquidation of any Loan Party), subject to the provisions of this Agreement, (A) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Administrative Agent and its agents and attorneys until paid in full; (B) second, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts (other than interest or principal) then due and payable to the Lenders until paid in full; (C) third, ratably to pay interest then due and payable in respect of the Loan until paid in full; (D) fourth, ratably to pay principal of the Loan until paid in full; and (E) fifth, to the ratable payment of all other Obligations then due and payable.
(f)For purposes of Section 2.8(e), “paid in full” means payment in cash of the applicable amounts owing under the Loan Documents according to the terms thereof.

(g)In the event of a conflict between the priority provisions of Section 2.8(e) and 2.8(f) and other provisions contained in any other Loan Document, the terms and provisions of such Sections shall control and govern.
Section 2.9Maturity Date. The Loan will terminate on the Maturity Date, and all principal and interest then outstanding under the Loan shall be due and payable on such date.
Section 2.10Use of Proceeds. Debtor shall use the proceeds of the Loan for general corporate purposes, including certain Capital Expenditures and other expenses as outlined in the Business Plan.
Section 2.11Taxes.
(a)Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable law. If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Secured Party, (i) the applicable Withholding Agent shall make such deductions, (ii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount necessary such that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Secured Party receives the amount equal to the sum it would have received had no such deductions been made.
(b)In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes. Each Loan Party shall deliver to each Secured Party official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.
(c)The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against any Indemnified Taxes (including, without limitation, Indemnified Taxes imposed on any amounts payable under this Section 2.11) paid by such Person, whether or not such Indemnified Taxes were correctly or legally asserted. Such indemnification shall be paid within ten (10) days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Indemnified Taxes.
(d)Each Lender shall, at such times as are reasonably requested by Debtor or the Administrative Agent, provide Debtor and the Administrative Agent with any documentation prescribed by law or reasonably requested by Debtor or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. In addition, any Lender, if reasonably requested by Debtor or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Debtor or the Administrative Agent as will enable Debtor or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a change in circumstances renders such documentation inaccurate in any material respect, deliver promptly to Debtor and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by Debtor or the Administrative Agent) or promptly notify Debtor and the Administrative Agent in writing of its inability to do so. Unless the applicable Withholding Agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the applicable Withholding Agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate and such Withholding Agent shall have no liability for doing so. Notwithstanding any other provision of this Section 2.11(d), a Lender shall not be required to provide or deliver any document or form pursuant to this Section 2.11(d) (x) that such Lender is not legally able to deliver or (y) (other than such documentation set forth in Section 2.11(d)(i), Section 2.11(d)(ii), Section 2.11(d)(iv) and Section 2.11(d)(v) below) if in the such Lender’s judgment such provision or delivery would subject such Lender to any unreimbursed cost or expense or would otherwise prejudice the legal or commercial position of such Lender. Without limiting the foregoing:
(i)Each Lender that is a United States person (as defined in Section 7701(a)(30) of the IRC) shall deliver to Debtor and the Administrative Agent, on or before the date on which it becomes a party to this Agreement, two properly completed and duly signed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
(ii)Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the IRC) (a “Non-U.S. Lender”) shall deliver to Debtor and the Administrative Agent, on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of Debtor or the Administrative Agent), whichever of the following is applicable:
(A)two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the IRC,
(B)two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),
(C)in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (1) a certificate (any such certificate a “Certificate Regarding Non-Bank Status”) certifying that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (B) a “10 percent shareholder” of Debtor, within the meaning of Section 881(c)(3)(B) of the IRC or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC, and that no interest payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (2) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor forms), or
(D)to the extent a Lender is not the beneficial owner, Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a Certificate Regarding Non-Bank Status, or Form W-9, or Form W-8IMY.
(iii)any other form prescribed by applicable law as a basis for claiming exemption from or a reduction United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Debtor or the Administrative Agent to determine the withholding or deduction required to be made.
(iv)In addition, the Administrative Agent shall deliver to Debtor (x)(I) prior to the date on which the first payment by Debtor is due hereunder or (II) prior to the first date on or after the date on which the Administrative Agent becomes a successor Administrative Agent pursuant to Article VIII on which payment by Debtor is due hereunder, as applicable, two copies of whichever of the following is applicable: (A) a properly completed and executed Internal Revenue Service Form W-9 certifying its exemption from U.S. federal backup withholding or (B) a properly completed and executed Internal Revenue Service Form W-8IMY certifying that the Administrative Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the IRC pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury Regulations and (y) on or before the date on which any such previously delivered documentation becomes inaccurate in any respect, updated documentation. Notwithstanding anything to the contrary in this Section 2.11(d)(iv), the Administrative Agent shall not be required to deliver any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law.
(v)If a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed under FATCA if such Lender or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender or Administrative Agent shall deliver to Debtor and the Administrative Agent at the time or times prescribed by laws and at such time or times reasonably requested by Debtor and the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Debtor or the Administrative Agent as may be necessary for Debtor and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender or Administrative Agent has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.11(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(e)Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.11(d).
(f)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)Notwithstanding anything herein to the contrary, Debtor and each Lender hereby agrees that the Administrative Agent shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with FATCA for which the Administrative Agent shall not have liability and to provide to the Administrative Agent sufficient information about Lenders or other applicable parties and/or transactions (including any modification to the terms of such transactions) so the Administrative Agent can determine whether it has tax related obligations under applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time. Debtor agrees to indemnify and hold harmless the Administrative Agent for any losses it may suffer due to actions it takes to comply with FATCA, except to the extent that there has been a final non-appealable judicial determination that such losses resulted from the Administrative Agent’s gross negligence or willful misconduct.

(h)The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 2.12Increased Costs and Reduced Return.
(a)If any Change in Law shall (i) subject such Secured Party to any Tax (other than an Indemnified Tax or an Excluded Tax) with respect to this Agreement or any Loan made by such Lender, (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Lender of making any Loan or agreeing to make any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, Debtor shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.
(b)If any Secured Party shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained hereunder, or such Secured Party’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Secured Party, Debtor shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital, but only to the extent that such cost or reduction in return is caused solely as a result of its Loan made or maintained hereunder.
(c)All amounts payable under this Section 2.12 shall bear interest from the date that is ten (10) days after the date of demand by any Secured Party until payment in full to such Secured Party at the Base Rate. A certificate of such Secured Party claiming compensation under this Section 2.12, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to Debtor, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.12, and shall be final and conclusive absent manifest error.
(d)Failure or delay on the part of any Secured Party to demand compensation pursuant to the foregoing provisions of this Section 2.12 shall not constitute a waiver of such Secured Party’s right to demand such compensation; provided that Debtor shall not be required to compensate a Secured Party pursuant to the foregoing provisions of this Section 2.12 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Secured Party notifies Debtor of the Change in Law giving rise to such increased costs or reductions and of such Secured Party’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Subject to the provisions of Section 2.12(d), the obligations of the Loan Parties under this Section 2.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.13Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, Debtor shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:
(a)any payment or prepayment of any Loan on a day other than on an Interest Payment Date (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by Debtor (for a reason other than the failure of such Lender to make a Loan) to prepay any Loan on the date or in the amount notified by Debtor; or
(c)any mandatory assignment, or assignment at the request of Debtor, of such Lender’s Loans pursuant to Section 2.15 on a day other than an Interest Payment Date;
including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
Section 2.14Inability to Determine Rates. Subject to Section 2.16, if, on or prior to the first day of any Interest Period for any SOFR Loan:
(a)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR cannot be determined pursuant to the definition thereof, or
(b)the Required Lenders determine for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Debtor and each Lender.
Upon notice thereof by the Administrative Agent to Debtor, any right of the Debtor to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Debtor may revoke any pending request for a conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Debtor will be deemed to have converted any such request into a request for a conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Debtor shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.13. Subject to Section 2.16, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of Base Rate until the Administrative Agent revokes such determination.
Section 2.15Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requires Debtor to pay any additional amount under Section 2.11 or requests compensation under Section 2.12 or 2.13, then such Lender shall (at the request of Debtor) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Sections in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Debtor hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If any Lender requires Debtor to pay any additional amounts under Section 2.11 or requests compensation under Section 2.12 or 2.13 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, then Debtor may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)Debtor shall have paid to the Administrative Agent any assignment fees specified in Section 9.7;
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Debtor (in the case of all other amounts);
(iii)in the case of any such assignment resulting from payments required to be made pursuant to Section 2.11 or a claim for compensation under Section 2.12 or 2.13, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)such assignment does not conflict with applicable Requirements of Law.
Prior to the effective date of such assignment, the assigning Lender shall execute and deliver an Assignment and Acceptance, subject only to the conditions set forth above. If the assigning Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such assignment, the assigning Lender shall be deemed to have executed and delivered such Assignment and Acceptance. Except as expressly described above, any such assignment shall be made in accordance with the terms of Section 9.7.
(c)A Lender shall not be required to make any such assignment or delegation pursuant to clause (b) above, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Debtor to require such assignment and delegation cease to apply.
Section 2.16Benchmark Replacement Setting.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Debtor and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Debtor of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Debtor’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Debtor may revoke any pending request for a conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Debtor will be deemed to have converted any such request into a request for a conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 2.17Fees. During the period from the Closing Date to the Maturity Date, the Debtor agrees to pay to the Administrative Agent for the account of the Lenders a Facility Fee. Such fee shall be payable in installments quarterly in arrears on each Interest Payment Date during the term of this Agreement and on the Maturity Date.
ARTICLE III
SECURITY INTEREST
Section 3.1Grant of Security Interest. As collateral security for all of the Obligations, Debtor and each Guarantor organized or formed in the United States (each, a “Domestic Loan Party”) does hereby collaterally assign, and grant to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in, a first priority lien upon, collateral assignment of, and a right of set-off against all of such Domestic Loan Party’s right, title and interest in and to the following assets of each Domestic Loan Party, whether now or hereafter existing, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted pursuant to the Collateral Documents other than the Excluded Assets (collectively, the “Collateral”):
(a)Receivables. All Receivables;
(b)Contract Rights, General Intangibles, Instruments, Etc. All contract rights and General Intangibles and all Chattel Paper, Documents, Instruments and Money;
(c)Equipment. All Equipment;
(d)Intellectual Property. All Intellectual Property;
(e)Inventory. All Inventory;
(f)[reserved];
(g)Investment Property; Securities Accounts; Commodity Accounts. All present and future investment property of any Loan Party, including, without limitation, all certificated and uncertificated securities, all security entitlements and Securities Accounts, all commodity contracts and Commodity Accounts, and all interests of any Loan Party in each thereof;
(h)Letter of Credit Rights. All Letter of Credit Rights;
(i)Deposit Accounts. All present and future Deposit Accounts of any Loan Party including, without limitation, any demand, time savings, passbook, certificates of deposit, or like account maintained by any Loan Party with any bank, savings and loan association, credit union or other organization, all money, cash, cash equivalents, checks, drafts, notes, bills, bills of exchange and bonds or other instruments, writings or property of any Loan Party from time to time received, receivable or otherwise distributed in respect thereof, in renewal or extension thereof, or in exchange therefore, whether or not deposited in any such Deposit Account;
(j)Equity Interests. All Pledged Equity;
(k)Commercial Tort Claims. Commercial Tort Claims (other than any Excluded Asset) listed on Schedule 4.1(f)(v), as in effect on the Closing Date or as hereafter supplemented from time to time;
(l)Goods. All Goods;
(m)Software. All Software;

(n)Supporting Obligations. All Supporting Obligations with respect to the foregoing;
(o)Related Collateral and Proceeds. All parts of, all accessions to, all replacements for, all products of, all payments of any type in lieu of or in respect of and all Documents and General Intangibles covering or relating to any or all of the foregoing Collateral; all books and records related to any and all of the foregoing Collateral, including any and all books of account, customer lists and other records relating in any way to the foregoing Collateral; all Proceeds of any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not the Administrative Agent is the loss payee thereof) or under any indemnity, warranty or guaranty by reason of loss to or otherwise with respect to any of the foregoing Collateral.
The Administrative Agent shall have a first priority lien on all of the Collateral, subject to the Permitted Indebtedness and Permitted Liens. Each Domestic Loan Party hereby authorizes the Administrative Agent, at the expense of such Domestic Loan Party (including the reasonable and documented fees and expenses of outside counsel), to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of such Domestic Loan Party where permitted by law and using language such as “All assets of the Debtor whether now owned or hereafter acquired or arising and wheresoever located, including all accessions thereto and products and proceeds thereof” or such other language as the Administrative Agent reasonably deems necessary or appropriate. A photocopy or other reproduction of any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Domestic Loan Party understands and agrees that, with respect to any financing statement, the Administrative Agent intends to file (at the expense of such Domestic Loan Party, including the reasonable and documented fees and expenses of outside counsel) any continuation statement or amendment where failure to so file could reasonably be expected to result in the lapse of such financing statement at any time within six months of any such proposed filing.
Section 3.2Obligations Secured. The security interest created hereby in the Collateral of the Domestic Loan Parties constitutes continuing collateral security for all of the Obligations, including, without limitation, the following obligations, indebtedness and liabilities, whether now existing or hereafter incurred: (a) Debtor’s obligations under the Loan Documents; (b) each Guarantor’s obligations under its respective Guaranty; (c) the payment by Debtor, as and when due and payable, of all amounts from time to time owing by Debtor under or with respect to this Agreement; and (d) all renewals, extensions, amendments, modifications, supplements, or restatements of or substitutions for any of the foregoing. Notwithstanding the foregoing, the Loan Parties and the Administrative Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest created hereby or in the other Collateral Documents in the Collateral is not to be construed as an assignment of any Intellectual Property.
Section 3.3Dispositions of Collateral. Each Loan Party will make no Dispositions of its assets or property whether by sale, lease or otherwise except (a) the sale of Inventory in the Ordinary Course of Business, (b) the Disposition of obsolete and worn-out Equipment with a value not exceeding $3,000,000 per fiscal year so long as the proceeds of any such Disposition, if not used to repay the Loans, are used within one hundred eighty (180) days of receipt of Net Cash Proceeds thereof to acquire replacement Equipment or other property which is used or useful in the Loan Parties’ businesses, in each case, which is subject to the Administrative Agent’s security interest within one hundred eighty (180) days of receipt of Net Cash Proceeds of such Disposition, (c) (i) termination or other Disposition of any Patent, provided that, if such Patent is material to the businesses of Debtor and its Subsidiaries, Debtor or a Subsidiary has an alternate Patent in place and (ii) any sub-licenses and non-exclusive licenses, as applicable, of Intellectual Property and other technology in the Ordinary Course of Business and, except with respect to any sub-license or non-exclusive license, as applicable, between or among Debtor and any of its Subsidiaries and any sub-license or non-exclusive license as of the Closing Date set forth on Schedule 3.3(c) hereto and any modified, extended, renewed or replaced sub-license or non-exclusive license in respect thereof, for fair market value, (d) any other Dispositions (including Dispositions of Equipment other than as described in clause (b) above) resulting in proceeds of less than $5,000,000 in the aggregate during the term of this Agreement so long as the proceeds of any such Disposition, if not used to repay the Loans, are used within one hundred eighty (180) days of receipt of Net Cash Proceeds thereof to acquire other property which is used or useful in the Loan Parties’ businesses, in each case, which is subject to the Administrative Agent’s security interest within one hundred eighty (180) days of receipt of Net Cash Proceeds of such Disposition, (e) to the extent constituting a Disposition of Collateral, the dissolution, liquidation or winding up of any Immaterial Subsidiary, Tinuum Group and Tinuum Services, as applicable, (f) any Dispositions in respect of Marshall Mine LLC, or (g) Dispositions to other Loan Parties.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 4.1Representations and Warranties. Each Loan Party represents and warrants to the Administrative Agent and the Lenders, as of the Closing Date, that:
(a)Existence; Compliance with Law. Each Loan Party and each of their Subsidiaries is duly formed, legally existing and in good standing (or any applicable foreign equivalent thereof) under the laws of its jurisdiction of organization or incorporation, and is duly qualified as a foreign entity in all jurisdictions where the property it owns or the business it transacts make such qualification necessary. Each Loan Party and each of their Subsidiaries has obtained all permits, licenses and other governmental permits necessary to conduct the business it transacts, except those that the failure to obtain would not reasonably be expected to cause a Material Adverse Effect. Each Loan Party and each of their Subsidiaries is in compliance with all Requirements of Law and orders of any Governmental Authority applicable to it or its property in all material respects and all indentures, agreements and other instruments binding upon it or its property in all material respects.
(b)Name, Principal Place of Business; Taxpayer Identification Number. Set forth on Schedule 4.1(b) is a complete and accurate list of all Loan Parties, showing as of the Closing Date, or as of the last date such Schedule was required to be updated in accordance with the terms hereof, (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the four (4) months prior to the Closing Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the address of its chief executive office, (vi) the address of its principal place of business, (vii) its U.S. federal taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization, (viii) the organization identification number and (ix) ownership information (e.g. publicly held or if private or partnership, the owners and partners of each of the Loan Parties).
(c)Ownership and Liens. The Loan Parties are the sole owners of the Collateral, and have good and marketable title to it, free and clear of all Liens or adverse claims, except for Permitted Liens. No chattel mortgage, collateral chattel mortgage, statement of assignment, notice of assignment, notice of security interest or effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office except such as may have been filed to perfect or protect any Permitted Lien. There are no effective pledges or collateral assignments affecting all or any part of the Collateral other than those in favor of the Administrative Agent and the holders of Permitted Liens.

(d)No Conflicts. Neither the ownership nor the intended use of the Collateral by the Loan Parties, nor the grant of the security interest by the Loan Parties to the Administrative Agent herein, nor any Loan Party’s obligations under the Loan Documents, nor the exercise by the Lenders of their rights or remedies hereunder, will (i) conflict with any provision of (A) a material Requirement of Law, (B) any Company Document, (C) any material agreement, judgment, license, order or permit applicable to or binding upon any Loan Party, or (ii) result in or require the creation of any Lien upon any assets or properties of any Loan Party (other than the security interest granted by Loan Parties to the Administrative Agent hereunder).
(e)No Consents. No consent, approval, authorization or order of, and no notice to or filing with any court, Governmental Authority or third party is required in connection with (i) the grant by the Loan Parties of the security interest herein, (ii) the exercise by the Lenders of their rights and remedies hereunder or (iii) the Loan Parties’ execution, delivery and performance of the Loan Documents, including, without limitation, the borrowing of the Loan, other than those that have been obtained as of the Closing Date.
(f)Collateral.
(i)This Agreement and the other Loan Documents create a valid and binding security interest in favor of the Administrative Agent in the Collateral securing the Obligations, subject to the Legal Reservations. The Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses, except with respect to Permitted Liens. All of the Obligations of Loan Parties will, at the time from and after the execution and delivery of each of the Loan Documents, be entitled to the benefits of and be secured by each of the applicable Loan Documents.
(ii)All Pledged Equity (i) is duly authorized and validly issued, (ii) is fully paid and, to the extent applicable, nonassessable and is not subject to the preemptive rights of any Person, (iii) is beneficially owned as of record by a Loan Party and (iv) constitute all the issued and outstanding shares of all classes of the equity of such issuer issued to such Loan Party.
(iii)As of the Closing Date, (A) no Loan Party owns any Equity Interests in any Subsidiary that are required to be pledged to the Administrative Agent hereunder except as set forth on Schedule 4.1(f)(iii)(A) (as of the Closing Date), and (B) no Loan Party holds any Instruments, Documents or Tangible Chattel Paper required to be pledged and delivered to the Administrative Agent pursuant to the Loan Documents other than as set forth on Schedule 4.1(f)(iii)(B) (as of the Closing Date). Subject to Section 4.2(r), all certificated securities, Instruments, Documents and Tangible Chattel Paper, in each case constituting Collateral, have been delivered to the Administrative Agent to the extent required by the terms of this Agreement and the other Loan Documents.
(iv)Except as previously disclosed to the Administrative Agent or constituting assets in a Securities Account consisting of publicly traded securities of issuers that are partnerships or limited liability companies, none of the Collateral consisting of an interest in a partnership or a limited liability company (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC unless such interest is certificated and such certificate is delivered to the Administrative Agent in accordance with the Loan Documents, (iii) is an Investment Company Security, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset.
(v)As of the Closing Date, no Loan Party has any Commercial Tort Claims seeking damages in excess of $1,000,000 other than as set forth on Schedule 4.1(f)(v).

(g)Power; Authorization; Enforceable Obligations. Each Loan Party (i) has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party; (ii) has taken all necessary corporate or other organizational action to authorize the borrowing of the Loan on the Closing Date on the terms and conditions of this Agreement and the other Loan Documents; and (iii) has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. This Agreement and each other Loan Document to which any Loan Party is a party have been duly executed and delivered on behalf of each applicable Loan Party. This Agreement and each other Loan Document to which any Loan Party is a party constitute legal, valid and binding obligations of such Loan Party, enforceable against each Loan Party in accordance with its terms, subject to the Legal Reservations.
(h)Financial Information. Each Loan Party represents that all financial statements of any Loan Party delivered to the Administrative Agent pursuant to Sections 4.2(c)(i) and 4.2(c)(ii) are and were prepared in accordance with GAAP and fairly present the Loan Parties’ financial condition as of the date or dates thereof and the results of operations for the fiscal period then ended (other than unaudited financial statements which are subject to customary year-end adjustments and do not contain the footnotes required by GAAP). Except as set forth in such financial statements, there are no contingent obligations or liabilities of any Loan Party other than those incurred in the Ordinary Course of Business which are not material either individually or in the aggregate. Since the Closing Date, there has been no change (either individually or in the aggregate) in any Loan Party’s financial condition or business that has had or would be reasonably expected to result in a Material Adverse Effect. No Loan Party nor any of its Subsidiaries have any outstanding Indebtedness other than Permitted Indebtedness.
(i)No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Debtor, is threatened by or against any Loan Party or their Subsidiaries or against any of their properties or revenues that would reasonably be expected to cause a Material Adverse Effect.
(j)No Default. No Loan Party is in default under or with respect to any of its Permitted Indebtedness with an outstanding aggregate principal amount of at least $1,000,000. No Default or Event of Default has occurred and is continuing.
(k)Taxes. Each Loan Party and each of their Subsidiaries have filed all tax returns that are required to be filed (or timely extensions therefore) and have paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of their property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Loan Parties); and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge other than Permitted Liens.
(l)Employee Matters; ERISA.
(i)No Loan Party nor any of its Subsidiaries (or, solely with respect to the Arq Subsidiaries, to the knowledge of Debtor) are engaged in any unfair labor practice. No Loan Party, no Subsidiary of such Loan Party, nor any employees of any of them is subject to any collective bargaining agreement. No petition for certification or union election is pending with respect to the employees of the Loan Parties and their Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to such employees. There are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Debtor, threatened by any employees of any Loan Party or any Subsidiary thereof. Each Loan Party and each Subsidiary thereof has complied with all labor and employment Requirements of Law in all material respects.

(ii)(A) Except as set forth on Schedule 4.1(l)(ii), each Employee Plan is in substantial compliance with ERISA and the IRC, (B) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (C) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Administrative Agent, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (D) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Administrative Agent, (E) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the IRC at any time during the previous 60 months, and (F) no Lien imposed under the IRC or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the IRC. No Loan Party nor any of its Subsidiaries, or any of their ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. Except as would not be material, no Loan Party nor any of its Subsidiaries, or any of their ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC, (ii) failed to pay any required installment or other payment required under Section 412 of the IRC on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Except as would not be material, there are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or its Subsidiaries, or any of their ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the IRC or any other applicable law or as would not be material, no Loan Party nor any of its Subsidiaries, or any of their ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party, its Subsidiaries, or any of their ERISA Affiliates or coverage after a participant’s termination of employment.
(iii)Each Loan Party represents and warrants as of the Closing Date that such Loan Party or any Subsidiary thereof is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Loan Parties’ entrance into, participation in, administration of and performance of the Loans or this Agreement.
(iv)UK Pensions: With respect only to Subsidiaries that are incorporated in the United Kingdom, (i) no Loan Party nor any of its Subsidiaries are or have at any time been an employer (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993); and (ii) no Loan Party nor any of its Subsidiaries are or have at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an employer.
(m)Solvency. After giving effect to the Transactions and after giving effect to each Loan, the Loan Parties and their Subsidiaries on a consolidated basis are, Solvent. No transfer of property is being made by any Loan Party or their Subsidiaries and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party or their Subsidiaries.

(n)No Assumption of Liability. The Administrative Agent shall not be deemed by Loan Party to have assumed any obligation or liability under the Collateral by reason of or arising out of this Agreement.
(o)Subsidiaries. On the Closing Date, after giving effect to the Transactions, the authorized Equity Interests of each Subsidiary of Debtor and the issued and outstanding Equity Interests of each Subsidiary of Debtor are listed on Schedule 4.1(o).
(p)Intellectual Property. Except as would not reasonably be expected to result in a Material Adverse Effect, all Intellectual Property of any Loan Party or any its Subsidiaries (or, solely with respect to the Arq Subsidiaries, to the knowledge of Debtor) is valid, subsisting, unexpired, enforceable and has not been abandoned. Except as to pending patent, trademark, or copyright applications and registrations, no holding, decision or judgment has been rendered by any Governmental Authority that would limit, cancel or question the validity of any material Intellectual Property of any Loan Party or any of its Subsidiaries. All applications that any Loan Party or any of its Subsidiaries has filed or registered pertaining to the material Copyrights, Patents and Trademarks of each Loan Party or its Subsidiaries have, to the knowledge of any Loan Parties, been duly and properly filed, and all resulting registrations or letters pertaining to such Copyrights, Patents and Trademarks been duly and properly filed and issued in all material respects. No Loan Party nor any of its Subsidiaries have made any assignment or agreement in conflict with the security interest in the Intellectual Property of any Loan Party hereunder. Except as would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of its Subsidiaries, own, or possess the right to use, all of the Intellectual Property that is used in the operation of their respective businesses, without conflict with the rights of any other Person. Except as would not reasonably be expected to result in a Material Adverse Effect, neither the operation of the business of any of the Loan Parties or any of their Subsidiaries, nor any slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person. Except as disclosed to the Administrative Agent and Lenders, no proceeding, claim or litigation regarding any of the foregoing is pending or threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 4.1(p) is a complete and accurate list as of the Closing Date of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Loan Parties, their Subsidiaries or that each of the Loan Parties or their Subsidiaries have the right to (including the name/title, current owner, registration or application number, and registration or application date ).
(q)Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Loan Party or any of its Subsidiaries.
(r)Federal Regulations. No part of the proceeds of the Loan, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by the Administrative Agent (acting at the written direction of the Required Lenders), Debtor will furnish to each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

(s)Investment Company Act; Other Regulations. No Loan Party nor any Subsidiary thereof is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party nor any Subsidiary thereof is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur or suffer to exist Indebtedness.
(t)Environmental Matters. Except as would not reasonably be expected (either individually or in the aggregate) to result in a Material Adverse Effect: (i) the operations of each Loan Party and each of its Subsidiaries are in compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or any of its Subsidiaries, or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries, or any predecessor in interest; (iii) no Environmental Action has been asserted against any Loan Party or any of its Subsidiaries, or any predecessor in interest, nor does any Loan Party have knowledge or written notice of any threatened or pending Environmental Action against any Loan Party or any of its Subsidiaries; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest; (v) no property now or formerly owned or operated by a Loan Party or any of its Subsidiaries has been used as a treatment or disposal site for any Hazardous Material by such Loan Party or its Subsidiary in a manner which violates the Environmental Laws in any material respect or would reasonably be expected to result in an Environmental Action, Environmental Liabilities and Costs, or an obligation to conduct a Remedial Action; (vi) no Loan Party nor any of its Subsidiaries have failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws; (vii) each Loan Party and each of its Subsidiaries hold all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it; and (viii) no Loan Party nor any of its Subsidiaries have received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated.
(u)Anti-Money Laundering, Anti-Terrorism and Sanctions Laws.
(i)None of the Loan Parties, any of their respective Subsidiaries, their respective directors, officers or employees nor to the knowledge of Debtor, their respective agents, has violated or is in violation of any of the Anti-Money Laundering, Anti-Terrorism and Sanctions Laws in any material respect or has engaged in or conspired to engage in any transaction that has the purpose of evading or avoiding any of the Anti-Money Laundering, Anti-Terrorism and Sanctions Laws.
(ii)None of the Loan Parties, nor any Subsidiary of any of the Loan Parties, nor any officer, director, employees or principal shareholder or owner of any of the Loan Parties or any of their Subsidiaries, nor, to the knowledge of Debtor, any of the Loan Parties’ or any of their Subsidiaries’ respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is a Restricted Person.
(iii)None of the Loan Parties, nor any Subsidiary of any of the Loan Parties, nor, to the knowledge of Debtor, any of their respective agents acting in any capacity in connection with the Loans or other transactions hereunder, (A) conducts any business with or for the benefit of any Restricted Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Restricted Person, to the extent such activity would result in a violation of Anti-Money Laundering, Anti-Terrorism and Sanctions Laws, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked, frozen or subject to blocking or asset freeze pursuant to any Sanctions Programs.

(iv)Debtor will not request any Loan hereunder, and Debtor shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan hereunder (A) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Restricted Person, or in any Sanctioned Country, to the extent such activity would result in a violation of Anti-Money Laundering, Anti-Terrorism and Sanctions Laws, or (B) in any other manner that would result in a violation of Anti-Money Laundering, Anti-Terrorism and Sanctions Laws.
(v)The Loan Parties and their Subsidiaries employ risk-based, reasonable measures to ensure compliance with the Anti-Money Laundering, Anti-Terrorism and Sanctions Laws by the Loan Parties, their respective Subsidiaries and their respective directors, officers, employees and agents.
(v)Anti-Bribery and Anti-Corruption Laws.
(i)The Loan Parties, their respective Subsidiaries, their respective directors, officers and employees and to the knowledge of Debtor, their respective agents, are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the anti-bribery and anti-corruption laws, rules and regulations of any jurisdictions applicable to the Loan Parties or their Subsidiaries from time to time, including under the UK Bribery Act 2010 and the UK Proceeds of Crime Act 2002 (collectively, the “Anti-Corruption Laws”).
(ii)None of the Loan Parties or, to the knowledge of Debtor, their respective Subsidiaries has at any time:
(A)offered, promised, paid, given, or authorized the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any employee, official, or other person acting on behalf of any foreign (i.e., non-U.S.) Governmental Authority, or of any public international organization, or any foreign political party or official thereof, or candidate for foreign political office (collectively, “Foreign Official”), for the purpose of: (1) improperly influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or
(B)acted or attempted to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.
(iii)There are, and have been, no allegations, investigations or inquiries with regard to a potential violation of any Anti-Corruption Law by any of the Loan Parties or any of their respective current or former directors, officers, employees, stockholders or agents, or other persons acting on their behalf.
(iv)The Loan Parties and their Subsidiaries employ risk-based, reasonable measures to ensure compliance with the Anti-Corruption Laws by the Loan Parties, their respective Subsidiaries and their respective directors, officers, employees and agents.
(v)Debtor will not request any Loan hereunder, and Debtor shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan hereunder in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

(w)Full Disclosure. Each Loan Party has disclosed to the Administrative Agent and each Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender (other than forward-looking information and projections, budgets, estimates and information of a general economic nature and general information about Debtor’s industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which it was made, not misleading, it being understood that such forward-looking information, projections, budgets and estimates are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results may vary from such forecasts and that such variations may be material and that no assurance can be given that the projected results will be realized. For the avoidance of doubt, the foregoing shall not apply to any information provided to Lender or its Affiliates in their capacity as Affiliates of Arq or information provided to Lender based on information provided by Arq or its Affiliates in connection with the Transactions.
Section 4.2Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time) or any Lender shall have any outstanding Term Loan Commitment hereunder, each Loan Party will and, to the extent expressly applicable below with respect to its Subsidiaries, each Loan Party will cause its Subsidiaries to, unless the Required Lenders shall otherwise consent in writing:
(a)Ownership and Liens. Each Loan Party will maintain all Collateral owned by it free and clear of all Liens or adverse claims, except for the Permitted Liens. Each Loan Party will defend the Collateral owned by it against any party other than the Administrative Agent or a holder of a Permitted Lien claiming an interest therein.
(b)Existence; Compliance with Law. Each Loan Party will, and will cause its Subsidiaries (other than any Immaterial Subsidiary) to, maintain its organization or incorporation and legal existence under the laws of its jurisdiction of organization or incorporation, and continue to be duly qualified as a foreign company in all jurisdictions where the property it owns or the business it transacts make such qualification necessary. Each Loan Party will, and will cause its Subsidiaries to, maintain all permits, licenses and other governmental approvals necessary to conduct the business it transacts unless the failure to obtain such permits, licenses and other governmental approvals would not reasonably be expected to have a Material Adverse Effect. Each Loan Party will, and will cause its Subsidiaries to, (i) comply with all Requirements of Law and all orders of any governmental authority applicable to it or its property in all material respects and (ii) perform in all material respects its obligations under material contracts to which it is a party.
(c)Financial Statements and Reports. Debtor will promptly furnish to the Administrative Agent or cause to be furnished to the Administrative Agent:

(i)within the time period required by the SEC (or, in the event that Debtor is no longer a public filer with the SEC, as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Debtor), commencing with the first fiscal year of Debtor ended after the Closing Date, a consolidated balance sheet of Debtor and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year (provided that the annual audited financial statements for fiscal year ending December 31, 2023 shall only cover the period from the Closing Date through and including December 31, 2023) setting forth in each case, commencing with the fiscal year ending December 31, 2025 in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and not subject to qualifications as to scope of such audit, but may be subject to a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit that is due to the impending maturity within twelve (12) months of any indebtedness or the potential breach (but not actual breach) of any financial covenant; and
(ii)within the time period required by the SEC (or, in the event that Debtor is no longer a public filer with the SEC, within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Debtor), commencing with the first full fiscal quarter of Debtor ended after the Closing Date, a consolidated balance sheet of Debtor and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of Debtor’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year (commencing with the fiscal quarter ending June 30, 2023), and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Debtor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Debtor and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
(iii)within twenty-five (25) days after the end of each of the first two (2) months of each fiscal quarter of Debtor, commencing with the first full fiscal month of Debtor ended after the Closing Date, a financial summary providing the key statistics listed on Schedule 4.2(c)(iii), and the consolidated balance sheet of Debtor and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations and for the portion of Debtor’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year (commencing with the fiscal month ending April 30, 2023), and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Debtor as fairly presenting the financial condition and results of operations of Debtor and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
(d)Certificates; Other Information:
(i)promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the stockholders of Debtor, and copies of all annual, regular, periodic and special reports and registration statements (other than those filed on Form S-8 or a similar form) which Debtor may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(ii)[reserved];

(iii)concurrently with the delivery of the financial statements referred to in Sections 4.2(c)(i) and 4.2(c)(ii), a certificate of an Authorized Officer of Debtor in the form of Exhibit B hereto:
(A)stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of Debtor and its Subsidiaries during the period covered by such financial statements with a view to determining whether Debtor and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which Debtor and its Subsidiaries propose to take or have taken with respect thereto,
(B)in the case of the delivery of the financial statements of Debtor and its Subsidiaries required by (i) Section 4.2(c)(i), attaching a schedule showing the calculation of the financial covenants set forth in Sections 4.4(a), 4.4(b), 4.4(c) and, if applicable, 4.4(d) and (ii) Section 4.2(c)(ii), attaching a schedule showing the calculation of the financial covenants set forth in Sections 4.4(a) and, if applicable, 4.4(d), and
(C)in the case of the delivery of the financial statements of Debtor and its Subsidiaries required by Sections 4.2(c)(i) and 4.2(c)(ii), attaching confirmation that there have been no changes to the information contained in schedules to this Agreement delivered on the Closing Date or the date of the most recently updated schedules delivered pursuant to this Section 4.2(d)(iii) and/or attaching updated schedules identifying any such changes to the information contained therein (including updates with respect to any material Intellectual Property and Commercial Tort Claims ); and
(iv)promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent (acting at the written direction of the Required Lenders) may from time to time reasonably request.
Documents required to be delivered pursuant to Section 4.2(c) or 4.2(d)(i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Debtor posts such documents or files such documents with the SEC, or provides a link thereto on Debtor’s website on the Internet at the website address listed in Section 9.1. All such financial statements, reports and certificates referred to above shall be in such detail as the Administrative Agent (acting at the written direction of the Required Lenders) may reasonably request and shall conform to GAAP applied on a basis consistent with those of the financial statements described in Section 4.2(c) hereof, except only for such changes in accounting principles or practice with which the independent certified public accountants concur. Notwithstanding anything herein to the contrary, Debtor (i) agrees that it will notify the Lenders prior to disclosing any material non-public information with respect to Debtor or its securities (“MNPI”) to any Lender or any of their respective Representatives and afford the Lenders an opportunity to decline the receipt of any such information prior to its disclosure, (ii) represents, on each date on which materials or information are disclosed to any of Lender or any of their respective Representatives (other than any disclosure of MNPI made with the consent of the Lenders pursuant to clause (i) above), that the materials or information being disclosed do not contain any MNPI, (iii) authorizes the Lenders and their respective Representatives to treat any materials or information disclosed to the Lenders or their respective Representatives (other than any disclosure of MNPI made with the consent of the Lenders pursuant to clause (i) above) as not containing any MNPI, and (iv) authorizes the Lenders and their respective Representatives to disclose any such materials or information in connection with any exercise of their rights or remedies under the Loan

Documents. For the purposes of this Section 4.2(d), the term “Representative” means, with respect to any Person, any officer, director, partner, manager, employee, agent, consultant, affiliate, professional advisor or other representative of such Person.
(e)Books and Records; Inspection Discussions. Each Loan Party and their Subsidiaries shall keep proper books of records and accounts in conformity with GAAP and satisfy all Requirements of Law in respect of all dealings and transactions in relation to its business and activities and permit representatives of the Administrative Agent, at the direction of the Required Lenders, to visit and inspect its properties and examine and make abstracts from its books and records at any reasonable time and to discuss the business, operations, properties and financial and other condition of the Loan Parties and their Subsidiaries with officers and designated employees of the Loan Parties and their Subsidiaries and with their independent certified public accountants; provided, however, that such visitation and inspection rights may only be exercised by the Administrative Agent twice in any consecutive twelve-month period, unless an Event of Default has occurred, in which case, the Administrative Agent (acting at the written direction of the Required Lenders) may exercise such rights as often as may reasonably be desired.
(f)Notices. Promptly, and in any event within ten (10) Business Days of the occurrence of any event described in subsections (i) through (iv) below, Debtor shall give notice to the Administrative Agent in writing of:
(i)the occurrence of any Event of Default;
(ii)any event of default of any Indebtedness (other than the Obligations) of Loan Party in an aggregate principal amount exceeding $1,000,000;
(iii)any single litigation matter or proceeding affecting any Loan Party in which (A) the amount claimed from such Loan Party is $5,000,000 or more and not covered by insurance or (B) injunctive or similar relief is sought which if granted would reasonably be expected to have a Material Adverse Effect; and
(iv)any other development or event which would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to subsections (i) through (iv) above shall be accompanied by a statement of an Authorized Officer of Debtor setting forth details of the occurrence referred to therein and stating what action Debtor proposes to take with respect thereto.
(g)Taxes. Debtor will, and will cause each Subsidiary to, file all tax returns required by law before the due date thereof (as validly extended) and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its property as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any of the Collateral; provided, however, Debtor or the applicable Subsidiary shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if the contesting party shall have set up reserves therefor adequate under GAAP.

(h)Further Assurances. Subject to the Agreed Security Principles, each Loan Party will at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that the Administrative Agent may reasonably request in order to (i) perfect and protect the security interest created or purported to be created hereby and the current priority of such security interest; (ii) enable the Administrative Agent to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) to perform all other actions necessary or desirable to effect the purposes of the Loan Documents.
Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Guaranty by any Subsidiary, and each Lender hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to this Agreement shall be subject to the exceptions and limitations set forth in the Collateral Documents or the Agreed Security Principles, (iii) no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, (iv) other than as set forth in Section 4.2(p) or in the Agreed Security Principles, perfection by control shall not be required with respect to any asset requiring perfection through control agreements or other control arrangements, including Deposit Accounts, Securities Accounts and Commodity Accounts (other than control of pledged Equity Interests, in each case, that constitute Collateral) and no blocked account control agreement or similar agreement shall be required, (v) consistent with the Agreed Security Principles (1) no Loan Party will be required to take any action or grant or perfect any security interest in any asset located outside of the U.S. or any Foreign Guarantor Jurisdiction or conduct any foreign lien search outside of any Foreign Guarantor Jurisdiction, (2) no Domestic Loan Party will be required to execute any foreign law guarantee, (3) no Loan Party will be required to execute any foreign security agreement, pledge agreement, mortgage, deed or charge that is governed by laws outside of any Foreign Guarantor Jurisdiction, and (4) no Loan Party will be required to make any foreign or multinational intellectual property filing outside of any Foreign Guarantor Jurisdiction, conduct any foreign or multinational intellectual property search with respect to any jurisdiction other than a Foreign Guarantor Jurisdiction or prepare any foreign or multinational intellectual property schedule with respect to any asset of any Loan Parties outside of the Foreign Guarantor Jurisdictions or enter into any source code escrow arrangement or register any intellectual property, (vi) assets of Loan Parties consisting of Equity Interests in or Receivables owed from Subsidiaries that are organized or formed in the Foreign Guarantor Jurisdictions and assets of the Foreign Loan Parties shall be subject to the Agreed Security Principles, (vii) in no event will the Collateral include any Excluded Assets, (viii) no action shall be required to perfect any Lien with respect to any Equity Interests issued by any Excluded Subsidiary (including entry into any agreements, instruments or other documents governed by the laws of a non-U.S. jurisdiction), except to the extent the security interest in such assets can be perfected by the filing of a Form UCC-1 (or similar) “all assets” financing statement, and (ix) no action shall be required to perfect any Lien with respect to (x) vehicles or other assets subject to a certificate of title with an aggregate value of less than $1,000,000 and/or (y) Letter-of-Credit Rights, in each case to the extent that a security interest therein cannot be perfected by filing a Form UCC-1 (or similar) “all assets” financing statement without the requirement to list any VIN, serial or other number.
(i)Insurance. Each Loan Party shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent, worker’s compensation and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Administrative Agent. All policies in (i) the United States covering the Collateral, (ii) England and Wales covering Owned Real Property of a Loan Party (to the extent customary and possible in England and Wales), and (iii) any other non-U.S. jurisdiction covering Owned

Real Property of a Loan Party (to the extent customary and possible in such other non-U.S. jurisdiction), in each case, are to be made payable to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Required Lenders may require to fully protect the Lenders’ interest in the Collateral (including, as applicable, Owned Real Property) and to any payments to be made under such policies. All certificates of insurance in the United States and, to the extent customary and possible in England and Wales and any other non-U.S. jurisdiction, as applicable, are to be delivered to the Administrative Agent, with the lender’s loss payable, mortgagee and additional insured, as applicable, endorsement in favor of the Administrative Agent, and shall provide for not less than thirty (30) days’ (ten (10) days’ in the case of non-payment) prior written notice to the Administrative Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Administrative Agent or any Lender may arrange for such insurance, but at the Loan Parties’ expense and without any responsibility on the Administrative Agent’s or such Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent (acting at the written direction of the Required Lenders) shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
(j)Additional Guarantors and Collateral. Subject to the Agreed Security Principles, Section 4.2(r) and the second paragraph of Section 4.2(h), each Loan Party shall cause:
(i)each newly-acquired or newly-formed Subsidiary (in each case, other than an Excluded Subsidiary) of any Loan Party and each Subsidiary that ceases to be an Excluded Subsidiary to execute and deliver to the Administrative Agent promptly and in any event within thirty (30) days (or such longer period as the Administrative Agent may agree in writing in its discretion) after such formation, acquisition or date such Subsidiary ceases to be an Excluded Subsidiary, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor, (B) to the extent required under the terms of this Agreement, one or more Mortgages creating on the Owned Real Property of such Subsidiary a perfected, first priority Lien (in terms of priority, subject only to Permitted Liens) on such Owned Real Property and such other Real Property Deliverables as may be reasonably required by the Administrative Agent with respect to each such real property, (C) subject to the Agreed Security Principles, any other Collateral Document which is customary under the jurisdiction of such Subsidiary and (D) such other agreements, instruments, approvals, registration documents, perfection requirements, satisfaction of any customary “know your customer” checks or other documents (consistent with the security agreements in effect on the Closing Date and including the Intercompany Note) reasonably requested by the Administrative Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by this Agreement or any Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets (other than Excluded Assets) of such Subsidiary shall become Collateral for the Obligations; and
(ii)each owner of the Equity Interests of any such Subsidiary (in each case, other than an Excluded Subsidiary) to execute and deliver promptly and in any event within thirty (30) days (or such longer period as the Administrative Agent may agree in writing in its discretion) after the formation or acquisition of such Subsidiary, a pledge supplement in form and substance reasonably satisfactory to the Administrative Agent, together with (A) certificates evidencing all of the Equity Interests of such Subsidiary constituting Pledged Equity, (B) undated stock powers, stock transfer forms, or other appropriate instruments of assignment for such Equity Interests executed in blank, (C) such opinions of counsel as the Administrative Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents (consistent with such other agreements, instruments, approvals or other documents delivered on the Closing Date and, solely with respect to a Foreign Loan Party, other than to the extent any inconsistency is customary under the relevant Foreign Guarantor Jurisdiction) requested by the Administrative Agent.
(k)Maintenance of Properties. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply would not reasonably be expected to have a Material Adverse Effect.
(l)Permits. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary to the conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action would not reasonably be expected to have a Material Adverse Effect.
(m)Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply in all material respects, and cause each of its Subsidiaries to comply in all material respects, with all Environmental Laws and provide to the Administrative Agent any documentation of such compliance which the Required Lenders may reasonably request; (iii) provide the Administrative Agent written notice within fifteen (15) days of discovering any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by it or any of its Subsidiaries and, within a reasonable time following such discovery, shall commence, and diligently proceeds with, reasonable Remedial Actions required under Environmental Laws for said Release; and (iv) provide the Administrative Agent with written notice within ten (10) days of the receipt of any of the following: (A) written notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) written notice of a violation, citation or other administrative order which would reasonably be expected to result in material Environmental Liabilities and Costs.
(n)Real Property. Upon the acquisition by any Loan Party after the Closing Date of any Owned Real Property, promptly so notify the Administrative Agent in writing, setting forth with specificity a description of the interest acquired, the location of the Owned Real Property, any structures or improvements thereon and either, at such Loan Party’s election, an appraisal or such Loan Party’s good-faith estimate of the current book value of such Owned Real Property (for purposes of this Section, the “Current Value”). The Administrative Agent (acting at the written direction of the Required Lenders) shall notify such Loan Party within ten (10) Business Days whether it intends to require any Real Property Security Documents or Real Property Deliverables with respect to such Owned Real Property. Upon receipt of such notice requesting any Real Property Security Documents or Real Property Deliverables, the Person that has acquired such Owned Real Property shall promptly furnish the same to the Administrative Agent within sixty (60) days (or such longer period as the Administrative Agent may reasonably agree) after receipt of such notice. Debtor shall pay all reasonable and documented out-of-pocket fees and expenses, including, without limitation, reasonable out-of-pocket attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 4.2(n).
(o)[Reserved].

(p)Deposit Accounts; Securities Accounts; Commodity Accounts. Subject to the Agreed Security Principles, Section 4.2(r) and the second paragraph of Section 4.2(h), each Domestic Loan Party shall deliver to the Administrative Agent executed Control Agreements with respect to any Deposit Account, Securities Account or Commodity Account constituting Collateral. From and after the Closing Date, no Domestic Loan Party shall establish any new Deposit Account, Securities Account or Commodity Account with any financial institution in the United States unless (a) the applicable Loan Party shall have executed and delivered to the Administrative Agent a Control Agreement within thirty (30) days after the establishment of such Deposit Account, Securities Account or Commodity Account (or such longer period as the Administrative Agent may reasonably agree) or (b) such Deposit Account, Securities Account or Commodity Account is an Excluded Asset.
(q)Intellectual Property.
(i)Not do any act or omit to do any act whereby any material Copyright may become invalidated and (A) not do any act, or omit to do any act, whereby any material Copyright will become injected into the public domain; (B) notify the Administrative Agent promptly, in writing, if a Loan Party knows that any material Copyright will become injected into the public domain or of any materially adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any court or tribunal in the United States or any other country) regarding a Loan Party’s ownership of any such Copyright or its validity; (C) take all necessary steps as the Loan Parties shall deem appropriate under the circumstances, to maintain and pursue each application (and to obtain the relevant registration) of each material Copyright owned by a Loan Party and to maintain each registration of each material Copyright owned by a Loan Party including, without limitation, filing of applications for renewal where necessary; and (D) promptly notify the Administrative Agent, in writing, of any material infringement, misappropriation, dilution or impairment of any Copyright of a Loan Party of which a Loan Party becomes aware and take such actions as the Loan Parties shall reasonably deem appropriate under the circumstances to protect such Copyright, including, where appropriate, the bringing of suit for infringement, dilution or impairment or seeking injunctive relief and seeking to recover any and all damages for such infringement, misappropriation, dilution or impairment.
(ii)Not make any assignment or agreement in conflict with the security interest in the Copyrights of each Loan Party hereunder.
(iii)(A) to the extent the Loan Parties reasonably deem appropriate continue to use each material Trademark on such trademark classes of goods as the Loan Parties reasonably deem appropriate in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (B) maintain such quality of products and services offered under such Trademark as the Loan Parties reasonably deem appropriate, (C) employ such Trademark with the appropriate notice of registration, if applicable, (D) not adopt or use any mark that is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (E) without obligating the Loan Parties to take any specific action including without limitation bringing a claim, not (and not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby any such Trademark may become invalidated.
(iv)Not do any act, or omit to do any act, whereby any material Patent would become abandoned or dedicated.
(v)Notify the Secured Parties promptly, in writing, if it knows that any application or registration relating to any material Patent or Trademark will become abandoned or dedicated, or of any final materially adverse determination or development regarding such Loan Party’s ownership of any material Patent or Trademark or its right to register the same or to keep and maintain the same.

(vi)Take all reasonable and necessary steps in the reasonable discretion of the Loan Parties, including, without limitation, in any proceeding before the USPTO, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each registration of each material Patent and Trademark, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.
(vii)Promptly notify the Secured Parties, in writing, of any material infringement, misappropriation, dilution or impairment of any material Patent or Trademark of a Loan Party of which a Loan Party becomes aware and take such actions as the Loan Parties shall reasonably deem appropriate under the circumstances to protect such material Patent or Trademark, including, where appropriate, the bringing of suit for infringement, dilution or impairment or seeking injunctive relief and seeking to recover any and all damages for such infringement, misappropriation, dilution or impairment.
(viii)Not make any assignment or agreement in conflict with the security interest in the Patents or Trademarks of each Loan Party hereunder (except as permitted by this Agreement).
(ix)Upon the occurrence, and during the continuation, of an Event of Default, grants to the Administrative Agent a royalty free license to use such Loan Party’s Intellectual Property in connection with the enforcement of the Administrative Agent’s rights hereunder, but only to the extent any license or agreement granting such Loan Party rights in such Intellectual Property do not prohibit such use by the Administrative Agent.
(x)Notwithstanding the foregoing, the Loan Parties may, in their reasonable business judgment, fail to maintain, pursue, preserve or protect any Copyright, Patent or Trademark which is not material to their businesses.
(r)Post-Closing Obligations. Debtor shall, and shall cause each Guarantor to, in no event later than the applicable deadlines (such later dates as may be agreed to by the Administrative Agent) set forth therein, deliver or cause to be delivered to the Administrative Agent documents and items listed on Schedule 4.2(r). All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and on Schedule 4.2(r), rather than as elsewhere provided in the Loan Documents).
Section 4.3Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time) or any Lender shall have any outstanding Term Loan Commitment hereunder, each Loan Party shall not and, to the extent expressly applicable below with respect to its Subsidiaries, each Loan Party will cause its Subsidiaries not to, unless the Required Lenders shall otherwise consent in writing:
(a)Encumbrance. Grant a Lien (other than a Permitted Lien) on or execute, file or record, any financing statement or other security instrument or authorize such actions with respect to (i) the Collateral or (ii) any Intellectual Property owned by any Loan Party which is registered or issued (including all applications for registration and issuance) in a non-U.S. jurisdiction (other than the United Kingdom).
(b)Information about Debtor and Guarantors; Collateral. Change its name or jurisdiction of organization or incorporation (whether by merger or otherwise), or use any other trade name (other than the trade names set forth on Schedule 4.1(b) (as updated from time to time in accordance with the terms hereof)), unless it promptly (and in any event within thirty (30) days following such change) provides written notice to the Administrative Agent and takes or causes to be taken all such action at the Loan Parties’ expense as may reasonably be requested by the Administrative Agent (acting at the written direction of the Required Lenders) to perfect or maintain the perfection of the Lien of the Administrative Agent in the Collateral, subject to the Agreed Security Principles, Section 4.2(r) and the second paragraph of Section 4.2(h).
(c)Transactions with Affiliates. Except for such transactions, arrangements, and contracts (as the same may be amended, supplemented, restated, amended and restated, renewed, extended or otherwise modified from time to time so long as the same is not materially adverse to the Lenders) in existence as of the Closing Date and set forth on Schedule 4.3(c) hereto, enter into, or cause, suffer or permit to exist any transaction, arrangement, or contract with any Affiliates (other than another Loan Party or Debtor and its Subsidiaries in the Ordinary Course of Business) of such Loan Party, other than transactions, arrangements, and contracts (i) that are on terms that are no less favorable to such Loan Party than market terms, (ii) involving aggregate payments or consideration in excess of $250,000 per calendar year, which are approved by the board of directors or other governing body of Debtor, (iii) between Debtor and the ARQ Borrowers made in the reasonable business judgment of Debtor; provided that such transactions, arrangements, or contracts shall not include any transfers by Debtor of any Owned Real Property or Intellectual Property, (iv) any Restricted Payment permitted under Section 4.3(f) and Investments permitted under Section 4.3(k), (v) payment of customary indemnities for the benefit of, directors, officers and employees of Debtor and its Subsidiaries in the Ordinary Course of Business to the extent attributable to the ownership or operation of Debtor and its Subsidiaries, and (vi) to which the Administrative Agent (at the direction of the Required Lenders) has consented in writing prior to being entered into; provided, further, that no Loan Party shall make any payments to its Affiliates (other than as required under the Tinuum LLC Agreements, including payments constituting Investments required under such agreements) upon the occurrence and during the continuance of an Event of Default.
(d)Prohibition of Fundamental Changes. (i) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, dissolve or sell, lease, transfer or otherwise Dispose of its assets out of the Ordinary Course of Business to the material detriment of the Lenders, except as provided in Section 3.3, (ii) materially alter or otherwise materially modify its respective existing capital or entity structures (it being understood and agreed that this clause (ii) shall not restrict Debtor’s ability to form one or more Project Subsidiaries), (iii) amend any of its Company Documents or Material Agreements, in each case, in a manner that may be materially adverse to the Lenders’ interests; provided that, for any (1) material amendments to any Company Documents (other than any material amendments to any Company Documents that are necessary or desirable in connection with the Closing Date Acquisition), the Loan Parties will provide at least fifteen (15) days prior written notice to the Administrative Agent, and (2) material amendments to any Company Documents that are necessary or desirable in connection with the Closing Date Acquisition and material amendments to any Material Agreements, the Loan Parties will provide written notice to the Administrative Agent promptly, and no later than thirty (30) days after entering into such material amendments; provided, further, that in the event that the Administrative Agent reasonably determines that any such amendment is materially adverse to the Lenders’ interests, the Administrative Agent will provide notice of the same to Debtor and Debtor shall have thirty (30) days (commencing on the date of Debtor’s actual receipt of such notice) to remedy the issue; provided, further, that this Section 4.3(d) shall not apply to amendments thereto required to comply with Requirements of Law in such Loan Party’s jurisdiction of organization or incorporation, (iv) engage in unrelated businesses or operations to those in existence as of the Closing Date or in accordance with the Business Plan which, for the avoidance of doubt, does not include any transactions in the Ordinary Course of Business, (v) issue any equity securities or other securities convertible into or exercisable for such Loan Party’s equity securities (other than (a) to the extent constituting Disqualified Equity Interests permitted under Section 4.3(e), (b) to the extent issued to Debtor or its Subsidiaries or (c) to the extent constituting Equity Interests permitted under Section 4.3(j)), (vi) enter into any joint venture or similar transaction outside the Ordinary Course of Business or (vii) merge with or into any Subsidiary that is not a Loan Party unless such Loan Party is the surviving entity. Notwithstanding anything herein to the contrary, a Loan Party may wind up, dissolve, liquidate or otherwise terminate (1) any Immaterial Subsidiary with prior written notice to the Administrative Agent; provided that Debtor may wind up, dissolve, liquidate or otherwise terminate Elbert Holdings, Inc., Elbert Merger Sub 1, Inc. and Elbert Merger Sub 2, LLC without providing any notice to the Administrative Agent and any such wind up, dissolution, liquidation or termination of Elbert Holdings, Inc., Elbert Merger Sub 1, Inc. and Elbert Merger Sub 2, LLC, as applicable, shall be deemed to have occurred in the Ordinary Course of Business and (2) Tinuum Group, Tinuum Services and Highview Enterprises Limited without prior notice to the Administrative Agent and any such wind up, dissolution, liquidation or termination of Tinuum Group, Tinuum Services and Highview Enterprises Limited, as applicable, shall be deemed to have occurred in the Ordinary Course of Business.
(e)Indebtedness. Create, incur or suffer to exist, or permit its Subsidiaries to, create, incur or suffer to exist, any Indebtedness other than Permitted Indebtedness or modify or amend, in a manner that is materially adverse to the Lenders’ interests, any of the Permitted Indebtedness that is subordinated in right of payment to the Obligations, without the prior written consent of the Required Lenders.
(f)Limitation on Distributions and Payments of Permitted Indebtedness. (i) Make any payment or distribution on account of (including redemption of), any Equity Interest of any Loan Party or any of their Subsidiaries to holders of its Equity Interest, (ii) make any other payment on account of any subordinated and junior lien Indebtedness (other than the Obligations), whether now or hereafter outstanding, (iii) make any other distribution on account of any Equity Interest of any Loan Party or any of their Subsidiaries, either directly or indirectly, whether in cash or property or in obligations of any Loan Party or any of its Subsidiaries, or (iv) purchase, redeem or otherwise acquire, any Equity Interests issued by any Loan Party or any of its Subsidiaries from any Person (other than a Loan Party) (the payments and distributions in clauses (i) through (iv), “Restricted Payments”); provided, that notwithstanding the foregoing limitations, the following shall be permitted: (1) Debtor and any other Loan Party or any wholly-owned Subsidiary of Debtor may make payments or distributions to Debtor or any other Loan Party, (2) cashless exercises of options and warrants, (3) so long as permitted under the applicable subordination agreements and so long as no Default or Event of Default exists or would result therefrom, payments with respect to any Permitted Indebtedness, (4) payments and distributions with the proceeds of, or in connection with an exchange with or conversion to, Qualified Equity Interests of Debtor, (5) payments in lieu of fractional shares or Equity Interests arising out of stock dividends, splits, combinations or conversions and (6) distributions and payments with respect to the Specified Preferred Stock.
(g)Conduct of Business; Accounting Changes. (i) except as contemplated in the Business Plan, directly or indirectly engage in any business that materially deviates from businesses of the type conducted by Debtor and Guarantors on the Closing Date or reasonably related, ancillary or incidental thereto or reasonable extensions thereof or (ii) without the consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, make any material change in its accounting treatment and reporting practices except as required by GAAP.
(h)Anti-Money Laundering, Anti-Terrorism and Sanctions Laws.
(i)None of the Loan Parties, nor any of their Subsidiaries shall:
(A)conduct any business with or for the benefit of any Restricted Person or engage in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Restricted Person, to the extent such activity would result in a violation of Anti-Money Laundering, Anti-Terrorism and Sanctions Laws;

(B)deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked, frozen or subject to blocking or asset freeze pursuant to the Sanctions Programs;
(C)use any of the proceeds of the Loans or the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner any illegal activity, including, without limitation, any violation of the Anti-Money Laundering, Anti-Terrorism and Sanctions Laws or any specified unlawful activity as that term is defined in the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 and 1957; or
(D)violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering, Anti-Terrorism and Sanctions Laws in any material respects.
(ii)None of the Loan Parties, nor any Subsidiary of any of the Loan Parties, nor any officer, director or principal shareholder or owner of any of the Loan Parties, nor any of the Loan Parties’ respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, shall be or shall become a Restricted Person.
(i)Anti-Bribery and Anti-Corruption Laws.
(i)None of the Loan Parties or any of their Subsidiaries shall:
(ii)offer, promise, pay, give, or authorize the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any Foreign Official for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or
(iii)act or attempt to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.
(j)Preferred Equity Interests. Issue any preferred Equity Interests, except for (a) Qualified Equity Interests, (b) Disqualified Equity Interests permitted under Section 4.3(e), (c) preferred Equity Interests issued to Loan Parties and (d) Equity Interests issued by Debtor, including Specified Preferred Stock.
(k)Loans, Advances, Investments, Etc. Make, or permit any of its Subsidiaries to make, any Investment in any other Person, except for Permitted Investments.
(l)UK Pensions. None of the Loan Parties incorporated in the United Kingdom or any of their Subsidiaries shall establish or otherwise participate in an occupational pension scheme that is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993) such that a Loan Party or any of its Subsidiaries becomes (i) an employer of such scheme (for the purposes of sections 38 to 51 of the UK Pensions Act 2004); or (ii) “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an employer.
Section 4.4Financial Covenants.
(a)Minimum Cash Balance. The Loan Parties and their Subsidiaries shall not permit their Cash Balance to be less than $5,000,000 at any time during any fiscal quarter.

(b)Minimum Annual Revenue. The Loan Parties and their Subsidiaries shall not permit their annual revenue, on a consolidated basis, (i) as of December 31, 2023, for the fiscal year then ended to be less than $70,000,000, (ii) as of December 31, 2024, for the fiscal year then ended to be less than $85,000,000 and (ii) for any fiscal year thereafter to be less than $100,000,000.
(c)Minimum EBITDA. The Loan Parties and their Subsidiaries shall not permit Consolidated EBITDA (i) as of December 31, 2024, for the fiscal year then ended to be less than $3,000,000 and (ii) for any fiscal year thereafter to be less than $16,000,000.
(d)Minimum Loan-to-Value. On the last day of each fiscal year in which a Triggering Event has occurred, the Loan Parties and their Subsidiaries shall not permit the LTV Ratio to be greater than 0.40:1.00 at the end of such applicable fiscal year.
ARTICLE V
CONDITIONS OF LENDING
Section 5.1Conditions of Lending on the Closing Date.
The obligation of the Lenders to make the Loan hereunder shall not become effective until the Business Day on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):
(a)Agreement. The Administrative Agent shall have received duly executed counterparts of this Agreement signed by all the parties hereto.
(b)Term Notes. To the extent requested by any Lender at least three (3) Business Days prior to the Closing Date, the Administrative Agent shall have received a duly executed Term Note for such Lender signed by Debtor.
(c)Other Loan Documents. The Administrative Agent shall have received duly executed counterparts of all other Loan Documents except as set forth in Schedule 4.2(r).
(d)Company Documents. The Administrative Agent shall have received a certificate of an Authorized Officer of each Loan Party each certifying as to the following attachments thereto: (i) resolutions of its managers or directors or other governing body, as applicable, with respect to the authorization of such Loan Party to execute and deliver this Agreement and the other Loan Documents to which it is a party and to enter into the transactions contemplated in those documents; (ii) the incumbency of the officers authorized to sign such instruments; (iii) the Company Documents of such Loan Party and (iv) to the extent applicable to such Loan Party, certificates of the appropriate State or other applicable agencies with respect to the good standing (or any equivalent) of such Loan Party in each jurisdiction where any such Loan Party is organized dated within thirty (30) days of the Closing Date.
(e)Closing Date Certificate. The Administrative Agent shall have received a certificate of an Authorized Officer of Debtor, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the satisfaction of the conditions set forth in Section 5.1(g), 5.1(m), 5.1(p), 5.1(q) and 5.1(r).
(f)Solvency Certificate. The Administrative Agent shall have received a solvency certificate, duly executed by the chief financial officer or treasurer (or other comparable officer) of Debtor and dated as of the Closing Date, substantially in the form of Exhibit G hereto, certifying that, after giving pro forma effect to the Transactions, the Loan Parties and their respective Subsidiaries (on a consolidated basis) are Solvent.

(g)Representations and Warranties. On the Closing Date, each of the representations and warranties contained in Article VI of this Agreement shall be true and correct in all material respects as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date); provided that any such representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct (after giving effect to any qualification therein) in all respect on such respective dates.
(h)[Reserved].
(i)Fees and Expenses. The Administrative Agent, Lenders and their Affiliates shall have received all fees due on the Closing Date (it being understood and agreed that the sole closing fee payable shall be 2.00% of the aggregate principal amount of the Loans funded on the Closing Date and that no other fee shall be required to be paid under Section 5 of that certain Commitment Letter, dated as of August 19, 2022, by and among Debtor, Arq and CF Global Credit, LP) and reimbursement for all reasonable, documented out-of-pocket expenses required to be paid by Debtor on the Closing Date, to the extent invoiced at least one (1) Business Day prior to the Closing Date. The Lenders may choose to offset such fees and expenses due against the proceeds of the Loan made on the Closing Date.
(j)[Reserved].
(k)Filings, Registrations and Recordings. Subject to Section 4.2(r), each document (including any Uniform Commercial Code financing statement) required by any Loan Document or under applicable law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected first priority Lien on the Collateral described therein shall be in proper form for filing, registration or recordation (including, for the avoidance of doubt, fixture financing statements, as applicable) and all recordation and filing fees and mortgage taxes have been paid (or arrangement for the payment of the same shall have been made by Debtor), in each case, in connection with those filings.
(l)Lien Searches. At least three (3) days prior to the Closing Date, the Administrative Agent shall have received reasonably requested UCC lien, Tax lien and judgment lien search reports (or the equivalent in any applicable foreign jurisdiction) for the Loan Parties reflecting no Liens encumbering the Collateral of the Loan Parties exist other than Permitted Liens or Liens intended to be terminated on or prior to the Closing Date.
(m)Closing Date Acquisition. The Closing Date Acquisition shall have been consummated (or shall be consummated substantially concurrently with the funding of the Loan on the Closing Date) in all material respects in accordance with the terms of the Purchase Agreement.
(n)Legal Opinion. The Administrative Agent shall have received a customary opinion of Gibson, Dunn & Crutcher LLP, counsel to the Loan Parties for matters relating to laws of the States of New York, Delaware and Colorado and federal law.
(o)KYC. The Lenders shall have received, at least three (3) Business Days prior to the Closing Date, all the documentation and other information about the Loan Parties that the Administrative Agent reasonably determines is required by applicable regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, that has been reasonably requested by the Lenders at least seven (7) Business Days prior to the Closing Date.

(p)PIPE Investment; CFG Warrants. The PIPE Investment for the full PIPE Commitment Amount shall have been consummated (or shall be consummated substantially concurrently with the funding of the Loan on the Closing Date) in accordance with the terms of the PIPE Investment Documentation. The CFG Warrants shall have been issued (or shall be issued substantially concurrently with the funding of the Loan on the Closing Date).
(q)Cash and Cash Equivalents. Immediately prior to giving effect to the consummation of the Transactions, on the Closing Date, Debtor and its Subsidiaries, on a consolidated basis, shall in the aggregate have cash and cash equivalents of at least $68,000,000.
(r)Receivables and Inventory. Immediately prior to the closing of the Transactions, Debtor and its Subsidiaries, on a consolidated basis, shall have receivables and inventory with an aggregate value of at least $16,000,000, as calculated in accordance with GAAP.
For purposes of determining compliance with the conditions specified in this Article V, each Lender that has signed this Agreement or funded Loans hereunder shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless Debtor shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
ARTICLE VI
EVENTS OF DEFAULT
Section 6.1Events of Default. If any one or more of the following events shall occur and be continuing, an “Event of Default” shall exist:
(a)Debtor shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) any interest on any Loan, any fee, any indemnity or any other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans) or any other Loan Document, and such failure continues for a period of three (3) Business Days or (ii) all or any portion of the principal of the Loans;
(b)any representation or warranty made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date);
(c)any Loan Party shall fail to perform or comply with any covenant or agreement contained in the first sentence of Section 4.2(b) (solely with respect to each Loan Party), Section 4.2(c), Section 4.2(g), Section 4.2(j), Section 4.2(n), Section 4.3 or Section 4.4;
(d)any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 6.1, such failure, if capable of being remedied, shall remain unremedied for thirty (30) days after the date a senior officer of any Loan Party has knowledge of such failure;

(e)Debtor or any of its Subsidiaries shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (other than the Obligations) having an aggregate outstanding principal amount of at least $1,000,000 and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; provided that this clause (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets, that is not prohibited, under this Agreement securing such Indebtedness, if such sale or transfer is permitted hereunder, (ii) any Indebtedness if the sole remedy or option of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or nonperformance of obligations related thereto is to elect, in each case, to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares and (iii) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Term Loan Commitments or acceleration of the Loans pursuant to Section 7.1;
(f)(i) Debtor or any of its Subsidiaries (other than any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization (by way of a voluntary arrangement or scheme of arrangement), administration or relief of debtors, seeking to have an order for relief entered with respect to such Person, or seeking to adjudicate such Person as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, assignment or arrangement with creditors, or other relief with respect to such Person or such Person’s debts, or (B) seeking appointment of a receiver, liquidator, administrator, compulsory manager, trustee, custodian, conservator or other similar official or officer for such Person or for all or any substantial part of such Person’s assets, or Debtor or any of its Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of such Person’s creditors, or (ii) there shall be commenced against Debtor or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days, or (iii) there shall be commenced against Debtor or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof, or (iv) Debtor or any of its Subsidiaries (other than any Immaterial Subsidiary) shall take any action in furtherance of, or indicating such Person’s consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above, or (v) Debtor or any or any of its Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing such Person’s inability to, pay such Person’s debts as they become due;
(g)one or more final, non-appealable judgments or decrees shall be entered against Debtor or any of its Subsidiaries involving in the aggregate a liability (not paid or covered by insurance) of $1,000,000 or more which is not paid within ten (10) Business Days of entry;

(h)(i) any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document, (ii) any action or suit at law or in equity or other legal proceeding to cancel, revoke or rescind any one or more of the Loan Documents shall be commenced by or on behalf of Debtor, any Guarantor or any Governmental Authority, or (iii) any of the Liens created by any of the Loan Documents shall for any reason (other than release or other act or omission by the Administrative Agent or any Lender) fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties on any Collateral purported to be covered thereby;
(i)any Loan Party shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its businesses and such order shall continue in effect for more than sixty (60) days;
(j)any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $2,500,000;
(k)any Termination Event with respect to any Employee Plan shall have occurred, and, thirty (30) days after notice thereof shall have been given to any Loan Party by the Administrative Agent or the Required Lenders, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $2,500,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, the liability is in excess of such amount);
(l)a Change of Control shall have occurred; or
(m)a Liquidation of any Loan Party (other than any Immaterial Subsidiary that is a Discretionary Guarantor) shall have occurred.
If any Event of Default has occurred and is continuing, the Administrative Agent may, by notice to Debtor, have the right to declare all Obligations (with accrued interest thereon) and all other amounts owing (including the Prepayment Premium) under this Agreement immediately due and payable (other than with respect to an Event of Default that has occurred and is continuing under Section 6.1(f), in which case, all Obligations shall immediately become due and payable without any action required by the Administrative Agent). Presentment, demand, protest, notice of termination, notice of acceleration, notice of intent to accelerate and all other notices of any kind (other than notices expressly required to be delivered by the Administrative Agent under the Loan Documents) are hereby expressly waived by Debtor to the fullest extent permitted by applicable law.
ARTICLE VII
REMEDIES, POWERS AND AUTHORIZATIONS
Section 7.1Event of Default Remedies. If an Event of Default shall have occurred and be continuing, the Administrative Agent (acting at the written direction of the Required Lenders) may from time to time in its discretion, without limitation and without notice, except as expressly provided below or by non-waivable, applicable law:

(a)Proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to the Administrative Agent and/or the Lenders are evidenced and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Lenders. No remedy herein conferred upon the Administrative Agent or the Lenders is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law;
(b)Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, all applicable rights and remedies of a secured party under the UCC;
(c)Reduce its claim to judgment, execution, foreclose or otherwise enforce, in whole or in part, the security interest created hereby by any available judicial procedure;
(d)Subject to the UCC, dispose of, at its office, on the premises of any Loan Party or elsewhere all or any part of the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale of any part of the Collateral shall not exhaust the Administrative Agent’s power of sale, but sales may be made from time to time, and at any time, until all of the Collateral has been sold or until the Obligations have been paid and performed in full), and at any such sale it shall not be necessary to exhibit any of the Collateral;
(e)Subject to the UCC, buy the Collateral, or any part thereof, at any public sale;
(f)Subject to the UCC, sell or buy the Collateral, or any part thereof, at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations;
(g)To the extent permitted by applicable Requirements of Law, whether presently existing or hereafter adopted, of the jurisdiction in which the Collateral or any part thereof is located, require any Loan Party to, and each Loan Party hereby agrees that it will at its expense and upon request of the Administrative Agent (acting at the written direction of the Required Lenders) forthwith, assemble all or part of the Collateral as directed by the Administrative Agent (acting at the written direction of the Required Lenders) and make it available to the Administrative Agent at a place to be designated by the Administrative Agent which is reasonably convenient to all parties;
(h)At its discretion, retain the Collateral in satisfaction of the Obligations whenever the circumstances are such that the Administrative Agent is entitled to do so under the UCC or otherwise;
(i)Apply by appropriate judicial proceedings for appointment of a receiver or keeper for the Collateral, or any part thereof, and each Loan Party hereby consents to any such appointment;
(j)Exercise its full rights under the Control Agreements;
(k)Exercise its full rights under any Guaranty;
(l)Exercise its full rights under any other Loan Document; and
(m)Exercise self-help remedies, including, without limitation, self-help repossession, to the fullest extent permitted by applicable law.

Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least ten (10) calendar days’ notice to Debtor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
Section 7.2Provisions Concerning the Collateral.
(a)Financing Statement Filings. Each Loan Party hereby authorizes the Administrative Agent to file, without the signature of such Loan Party where permitted by law, one or more financing or continuation statements, and amendments thereto, relating to the Collateral. Such statements may: (i) describe the Collateral, and (ii) contain any other information required by the UCC of each jurisdiction in which a financing statement or amendment is filed, including whether such Loan Party is an organization, the type of organization and any organization identification number issued to such Loan Party. Each Loan Party agrees to furnish all such information to the Administrative Agent promptly upon request. Each Loan Party further agrees that a photographic, electronic or other reproduction of this Agreement or any financing statement describing any Collateral is sufficient as a financing statement and may be filed in any jurisdiction the Administrative Agent (acting at the written direction of the Required Lenders) may deem appropriate.
(b)Collection Rights. The Administrative Agent (acting at the written direction of the Required Lenders) shall have the right at any time during the existence of an Event of Default to notify any or all account debtors and other persons obligated under any other Collateral to make payment of all amounts due or to become due to any Loan Party thereunder directly to the Administrative Agent and, upon such notification and at the expense of such Loan Party and to the extent permitted by law, to enforce collection of any such Collateral, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Loan Party may have done. After the applicable Loan Party receives notice that the Administrative Agent has given any notice referred to above in this subsection, (i) all amounts and proceeds (including instruments and writings) received by any Loan Party in respect of such Collateral, shall be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from other funds of the Loan Parties and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement) to be applied to the Obligations, and (ii) no Loan Party will adjust, settle or compromise the amount or payment of any such Collateral, or release wholly or partly any account debtor or obligor thereof or allow any credit or discount thereon. All such funds paid or turned over to the Administrative Agent shall be applied as provided in Section 7.3.
Section 7.3Distribution of Collateral Proceeds. If, following the occurrence and during the continuance of any Event of Default, the Administrative Agent receives any monies in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be applied as set forth in Section 2.8(e).
Section 7.4Deficiency. In the event that the proceeds of any sale, collection or realization of or upon Collateral by the Administrative Agent are insufficient to pay all Obligations and any other amounts to which the Lenders are legally entitled, the Loan Parties shall be, jointly and severally, liable for the deficiency, together with interest thereon as provided in this Agreement or (if no interest is so provided) at such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable and documented out-of-pocket fees of any attorneys employed by the Administrative Agent to collect such deficiency.

Section 7.5Other Recourse. Each Loan Party waives any right to require the Administrative Agent to proceed against any other person, exhaust any Collateral or other security for the Obligations, or to have any Other Liable Party joined with the Loan Parties in any suit arising out of the Obligations or this Agreement, or pursue any other remedy in the Administrative Agent’s power. Each Loan Party further waives any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension for any period of any of the Obligations of any Other Liable Party from time to time. Each Loan Party further waives any defense arising by reason of any disability or other defense of any Other Liable Party or by reason of the cessation from any cause whatsoever of the liability of any Other Liable Party. Until all of the Obligations shall have been paid in full (other than indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time), no Loan Party shall have the right to subrogation and each Loan Party waives the right to enforce any remedy which the Administrative Agent has or may hereafter have against any Other Liable Party, and each Loan Party waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by the Administrative Agent. Each Loan Party authorizes the Administrative Agent without notice or demand and without any reservation of rights against such Loan Party without affecting such Loan Party’s liability hereunder or on the Obligations, from time to time to (a) take or hold any other property of any type from any other person as security for the Obligations, and exchange, enforce, waive and release any or all of such other property, (b) subject to the requirements of applicable law, apply the Collateral or such other property and direct the order or manner of sale thereof as the Administrative Agent (acting at the written direction of the Required Lenders) may in its discretion determine, (c) renew, extend for any period, accelerate, modify, compromise, settle or release any of the obligations of any Other Liable Party in respect to any or all of the Obligations or other security for the Obligations, (d) waive, enforce, modify, amend or supplement any of the provisions of any Loan Document with any person other than any Loan Party, and (e) release or substitute any Other Liable Party. For the purpose of this Section 7.5, “Other Liable Party” means any person, other than a Loan Party, who may now or may at any time hereafter be primarily or secondarily liable for any of the Obligations or who may now or may at any time hereafter have granted to the Administrative Agent a security interest in or Lien upon any property as security for the Obligations.
Section 7.6Exercise of Remedies. The provisions of this Section 7.6 shall apply and control to the extent of any inconsistency with any other provision in the Loan Documents.
(a)Subject to the provisions of this Section 7.6, (i) the Administrative Agent shall have all rights and remedies set forth in the Loan Documents and all rights and remedies which the Administrative Agent has been granted at any time under any other agreement or contract and all of the rights which the Administrative Agent has (or the holders have) under any law, statute, rule or regulation (each, a “Remedy” and collectively, “Remedies”) and (ii) the Administrative Agent shall be entitled to enforce such Remedies specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of the Loan Documents and to exercise all other rights granted by law, statute, rule or regulation. No Remedy is intended to be exclusive of any other Remedy, and each and every such Remedy shall be cumulative and shall be in addition to every other Remedy given or now or hereafter existing at law or in equity or by statute or otherwise.
(b)Any and all proceeds of any enforcement action or other payments pursuant to any of the Loan Documents received by the Administrative Agent shall be applied as set forth in Section 7.3.

ARTICLE VIII
THE ADMINISTRATIVE AGENT
Section 8.1Appointment and Authorization of Administrative Agent.
(a)Each of the Lenders hereby irrevocably appoints, designates and authorizes CF Global Credit, LP to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and neither Debtor nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirement of Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.9(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
(c)The Administrative Agent declares that it shall hold all Liens or Collateral governed by English law on trust for each of the Lenders on the terms contained in this Agreement. The rights, powers, authorities and discretions given to the Administrative Agent under or in connection with the Loan Documents shall be supplemental to the Trustee Act 1925 (United Kingdom) and the Trustee Act 2000 (United Kingdom) and in addition to any which may be vested in the Administrative Agent by law or regulation or otherwise. Section 1 of the Trustee Act 2000 (United Kingdom) shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 (United Kingdom) or the Trustee Act 2000 (United Kingdom) and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000 (United Kingdom), the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (United Kingdom).
Section 8.2Administrative Agent and its Affiliates. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

Section 8.3Exculpatory Provisions.
(a)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law. If the Administrative Agent so requests, it shall first be indemnified to its satisfaction from the Lenders or Required Lenders, as applicable, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. No provision of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, or the transactions contemplated hereby or thereby shall require the Administrative Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers; and
(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to a Responsible Officer of the Administrative Agent by Debtor or a Lender.
(c)Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d)The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Administrative Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents). Before the Administrative Agent acts or refrains from acting, it may require an officer’s certificate and/or an opinion of counsel satisfactory to the Administrative Agent with respect to the proposed action or inaction at Debtor’s expense. The Administrative Agent shall not be liable for any action it takes or omits to take in good faith in reliance upon such certificate or opinion. Whenever in the administration of the Loan Documents the Administrative Agent shall deem it necessary or desirable that a matter be proved or established before taking or suffering or omitting to take any act under any Loan Document, such matter (unless other evidence in respect thereof is herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of the Administrative Agent, be deemed to be conclusively proved and established by an officers’ certificate delivered to the Administrative Agent, and such certificate, in the absence of gross negligence or bad faith on the part of the Administrative Agent, shall be full warrant to the Administrative Agent for any action taken, suffered or omitted to be taken by it under the Loan Documents upon the faith thereof. The Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action. In no event shall the Administrative Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Administrative Agent shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Administrative Agent or to enforce any rights and remedies in any foreign jurisdiction. The Administrative Agent shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Administrative Agent unless it shall be proved that the Administrative Agent was negligent in ascertaining the pertinent facts.
Section 8.4Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections. Delivery of any reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Debtor’s compliance with any of its covenants hereunder.
Section 8.5Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent did not appoint such subagent with due care.
Section 8.6Resignation of Administrative Agent.
(a)Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders and Debtor. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Debtor, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)Effect of Resignation. With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 2.11 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.6). The fees payable by Debtor to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Debtor and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.9 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
Section 8.7Non-Reliance on the Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.8No Other Duties. Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
Section 8.9Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Debtor) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any Plan of Reorganization affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 8.10Collateral and Guaranty Matters.
(a)Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
(i)to automatically release any Lien on any asset or other property granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full in cash of all Obligations (other than indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders (or each Lender, as applicable) in accordance with Section 9.2;
(ii)to subordinate any Lien on any asset or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 4.3(e); and
(iii)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.10. In each case as specified in this Section 8.10, the Administrative Agent will, at Debtor’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.10; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligations or entail any consequence other than the release of such Liens or Guarantors or the subordination of such items without representation, recourse or warranty, and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
(b)The Administrative Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Administrative Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 8.8 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders, if applicable, and that the Administrative Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

(c)Beyond the exercise of reasonable care in the custody thereof, the Administrative Agent shall not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. Debtor shall be responsible for providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral to the extent required by and in accordance with the terms of this Agreement. The Administrative Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Administrative Agent in good faith, except (in each case) for its own gross negligence or willful misconduct as determined by a final and non-appealable decision of a court of competent jurisdiction.
(d)The Administrative Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Administrative Agent (as determined by a final, nonappealable judgment by a court of competent jurisdiction), for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Administrative Agent hereby disclaims any representation or warranty to the present and future holders of the Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.
(e)In the event that the Administrative Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Administrative Agent’s sole discretion may cause the Administrative Agent, to be considered an “owner or operator” under any Environmental Laws or otherwise cause the Administrative Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Administrative Agent reserves the right, instead of taking such action, either to resign as Administrative Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Administrative Agent will not be liable to any Person for any Environmental Liabilities and Costs or any environmental liabilities or contribution actions under any federal, state or local law, rule or regulation by reason of the Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or Release or threatened discharge or Release of any Hazardous Materials into the environment.
Section 8.11Lender ERISA Representation.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Debtor or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Debtor or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).
Section 8.12Indemnification. To the extent that the Administrative Agent is not reimbursed and indemnified by any Loan Party, and whether or not the Administrative Agent has made demand on any Loan Party for the same, the Lenders will, upon written demand by the Administrative Agent (and, with respect to any Affected Financial Institution, such amounts shall be deemed due and payable no later than six days after demand therefor), reimburse the Administrative Agent for and indemnify the Administrative Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses (including, without limitation, client charges and reasonable and documented out-of-pocket expenses of counsel or any other advisor to the Administrative Agent), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 8.10; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from the Administrative Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 8.12 shall survive the payment in full of the Loans, the resignation or removal of the Administrative Agent, and the termination of this Agreement and the exercise of Write-Down and Conversion Powers by an EEA Resolution Authority with respect to any Lender that is an Affected Financial Institution.

ARTICLE IX
MISCELLANEOUS
Section 9.1Notices. Any notice, consent, approval, request or communication required or permitted hereunder or under any other Loan Document shall be given in writing (regardless of whether the provision in question requires that notice be in writing), and shall be effective for all purposes if sent by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) registered or certified United States mail, postage prepaid, or (d) upon delivery by email, addressed to the appropriate party as follows:

To Debtor or any other Loan Party:
Advanced Emissions Solutions, Inc.
8051 E. Maplewood Ave., Suite 210
Greenwood Village, CO 80111
Attn: Greg Marken
Chief Executive Officer
Phone: (720) 598-3528
Email: Greg.Marken@adaes.com

With a copy to:
Advanced Emissions Solutions, Inc.
8051 E. Maplewood Ave., Suite 210
Greenwood Village, CO 80111
Attn: Clay Smith
General Counsel
Phone: (720) 598-3520
Email: Clay.Smith@ada-cs.com

With a copy to (which shall not constitute notice):
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attn: Jin Hee Kim
Phone: (212) 351-5371
Email: jhkim@gibsondunn.com

To the Administrative Agent:
CF Global Credit, LP, as Administrative Agent
251 Little Falls Drive
Wilmington, New Castle Country
Delaware 19808
Attention: Jeremy Blank; Nadav Tiomkin
Phone: (646) 319-1219; (203) 685-9351
Email: jblank@comllp.com; ntiomkin@comllp.com

With a copy to (which shall not constitute notice):
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attn: Steven R. Rutkovsky
Phone: (212) 839-5948
Email: srutkovsky@sidley.com

To any Lender:
CF Global Credit, LP, as Lender
251 Little Falls Drive
Wilmington, New Castle Country
Delaware 19808
Attention: Jeremy Blank; Nadav Tiomkin
Phone: (646) 319-1219; (203) 685-9351
Email: jblank@comllp.com; ntiomkin@comllp.com

With a copy to (which shall not constitute notice):
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attn: Steven R. Rutkovsky
Phone: (212) 839-5948
Email: srutkovsky@sidley.com
or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable party sent in accordance herewith; provided that an email copy of any notice, consent, approval, request or communication shall also be delivered to the Administrative Agent and the Lenders as specified above in the case of clauses (a), (b) or (c) of this Section 9.1. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of email, upon receipt of confirmation of electronic delivery. The Administrative Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement and sent by unsecured e-mail, pdf or other similar unsecured electronic methods. If Debtor elects to give any Instructions to the Administrative Agent using e-mail instructions (or instructions by a similar electronic method) and the Administrative Agent in its discretion elects to act upon such Instructions, the Administrative Agent’s understanding of such Instructions shall be deemed controlling. Debtor understands and agrees that the Administrative Agent cannot determine the identity of the actual sender of such Instructions and that the Administrative Agent shall conclusively presume that directions that purport to have been sent by an authorized officer listed on the incumbency certificate provided to the Administrative Agent have been sent by such authorized officer. Debtor shall be responsible for ensuring that only authorized officers transmit such Instructions to the Administrative Agent and that Debtor and all authorized officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by Debtor. The Administrative Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Administrative Agent’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. Debtor agrees: (i) to assume all risks arising out of the use of e-mail instructions (or instructions by a similar electronic method) to submit Instructions to the Administrative

Agent, including without limitation the risk of the Administrative Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Administrative Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by Debtor; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Administrative Agent immediately upon learning of any compromise or unauthorized use of the security procedure.
Section 9.2Amendments.
(a)Except as otherwise set forth in this Agreement (including Section 2.16), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Administrative Agent and the other Secured Parties or extending an existing Lien over additional property, by the Administrative Agent and Debtor, (y) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent with the written consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the written consent of the Required Lenders) and Debtor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:
(i)increase the Term Loan Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender (it being understood that a waiver of any condition precedent set forth in Section 5.1, the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans or mandatory prepayment or mandatory reduction of any Term Loan Commitments or any Default or Event of Default shall not constitute such an increase), reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans or mandatory prepayment or mandatory reduction of any Term Loan Commitments or any obligation of Debtor to pay default rate interest or any Default or Event of Default, shall not constitute such a postponement of any date scheduled for the payment of principal or interest), in each case, without the written consent of such Lender;
(ii)change the percentage of the Term Loan Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;
(iii)amend the definition of “Required Lenders” or “Pro Rata Share” without the written consent of each Lender;
(iv)release all or a substantially all of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, or release any Guarantor, in each case, without the written consent of each Lender; or
(v)amend, modify or waive Section 2.8 (other than Section 2.8(a)) or this Section 9.2 of this Agreement without the written consent of each Lender.

(b)Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents and (B) any amendment, waiver or consent to any provision of this Agreement (including Section 2.8) that permits any Loan Party (or equity holder of a Loan Party) or any of their respective Affiliates to purchase Loans, become an eligible assignee pursuant to Section 9.7 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby.
(c)If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender (other than the Administrative Agent and its respective Affiliates and Related Funds) (the “Holdout Lender”) fails to give its consent, authorization, or agreement, then Debtor, upon at least five (5) Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever; provided that if the Holdout Lender is replaced pursuant to this Section 9.2(c) due to its refusal to consent to the reduction or postponement of the Prepayment Premium payable under Section 2.6(g), upon such replacement, the Prepayment Premium that would have been payable to the Holdout Lender will be paid to the Holdout Lender. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 9.7. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Term Loan Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.
Section 9.3Preservation of Rights. Neither any failure nor any delay on the part of the Administrative Agent in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any Term Notes or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, the Administrative Agent shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Neither the execution nor the delivery of this Agreement shall in any manner impair or affect any other security for the Obligations. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.
Section 9.4Unenforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.5Binding Effect and Assignment. This Agreement creates a continuing security interest in the Collateral of the Domestic Loan Parties (subject to applicable Legal Reservations) and (a) shall be binding on Debtor and its successors and permitted assigns and (b) shall inure, together with all rights and remedies of the Lenders hereunder, to the benefit of the Lenders and their respective successors and permitted assigns. None of the rights or duties of Debtor hereunder may be assigned or otherwise transferred without the prior written consent of the Administrative Agent and the Lenders except as provided herein.
Section 9.6Termination; Release.
(a)Upon the satisfaction in full of the Obligations (other than any indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time), this Agreement and the other Loan Documents and the security interest created hereby and thereby shall automatically terminate and all rights to the Collateral shall revert to Debtor. Upon such termination, the Administrative Agent will promptly, upon Debtor’s request and at Debtor’s expense, (a) return to Debtor such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof; and (b) file, execute and deliver to Debtor such documents (in form and substance reasonably acceptable to the Administrative Agent) as Debtor shall reasonably request to evidence such termination; and
(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.2) to take, and the Administrative Agent, hereby agrees, subject to Section 8.10 hereof, to take promptly any action requested by Debtor having the effect of releasing, or evidencing the release of any Collateral or Guarantor (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.2 or (ii) under the circumstances described in clause (a) above.
Section 9.7Successors and Assigns.
(a)This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and the Administrative Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of their rights hereunder or under the other Loan Documents without the prior written consent of the Administrative Agent and each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.
(b)Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other Lenders or other entities, other than Disqualified Lenders, all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any Loan made by it:
(i)such assignment to be acknowledged by the Administrative Agent; provided, however, that no such acknowledgment of the Administrative Agent shall be required (A) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender; and

(ii)with the consent of Debtor; provided, however, that no written consent of Debtor shall be required (A) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) with respect to any Person other than a Disqualified Lender, at any time that an Event of Default shall have occurred and be continuing; provided, further, that Debtor shall be deemed to have consented to any assignment unless it has objected thereto by delivering written notice (which may be in the form of an email) to the Administrative Agent within ten (10) Business Days after receipt of any request for such consent or such assignment is to a Disqualified Lender.
(c)Assignments shall be subject to the following additional conditions:
(i)Each such assignment shall be in an amount which is at least $1,000,000 or an integral multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Term Loan Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $1,000,000 or an integral multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Term Loan Commitment));
(ii)The parties to each such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance, together with any promissory note subject to such assignment and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender); and
(iii)No such assignment shall be made to any Loan Party or any of its Affiliates (other than the Lenders on the Closing Date or any of their Affiliates).
(d)Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least three (3) Business Days after the delivery thereof to the Administrative Agent (or such shorter period as shall be agreed to by the Administrative Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(e)By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.
(f)The Administrative Agent shall, acting solely for this purpose as an agent of Debtor, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Term Loan Commitments of, and the principal amount of the Loans (and stated interest thereon) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Debtor, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Debtor and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(g)Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to the acknowledgment required from the Administrative Agent pursuant to Section 9.7(b)(i) (which acknowledgment must be evidenced by the Administrative Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Term Loan Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent) and provide to the Administrative Agent a copy of the fully executed Assignment and Acceptance.
(h)A Loan (and the note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each note shall expressly so provide). Any assignment or sale of all or part of such Loan (and the note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such note, whereupon, at the request of the designated assignee(s), one or more new notes in the same aggregate principal amount shall be issued to the designated assignee(s). Prior to the registration of assignment or sale of any Loan (and the note, if any, evidencing the same), the Administrative Agent shall treat the Person in whose name such Loan (and the note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.
(i)In the event that any Lender sells participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of Debtor, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Loans held by it and the principal amount (and stated interest thereon) of the portion of the Loan that is the subject of the participation (the “Participant Register”). A Loan (and the note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each note shall expressly so provide). Any participation of such Loan (and the note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register

shall be available for inspection by Debtor and any Lender at any reasonable time and from time to time upon reasonable prior notice. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(j)Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Loan shall comply with Section 2.11(d).
(k)Each Lender may sell participations to one or more banks or other entities, other than Disqualified Lenders, in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Term Loan Commitments and the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Term Loan Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Debtor, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans or mandatory prepayment or mandatory reduction of any Term Loan Commitments or any Default or Event of Default shall not constitute such a decrease in the principal amount of the Loans), (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans or mandatory prepayment or mandatory reduction of any Term Loan Commitments or any obligation of Debtor to pay default rate interest or any Default or Event of Default, shall not constitute such an extension of due dates or decrease in the rate of interest), or (C) actions directly effecting a release of all or substantially all of the Collateral or any Guarantor (except as set forth in Section 8.10 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.11 and Section 2.12 of this Agreement with respect to its participation in any portion of the Term Loan Commitments and the Loans as if it was a Lender; provided, that such participant agrees to be subject to the provisions of Section 2.15 as if it were an assignee under Section 9.7(b) and that such participant shall not be entitled to receive any greater payment under Section 2.11 or 2.12, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.
Section 9.8Renewal, Extension or Rearrangement. All provisions of this Agreement relating to the Term Notes shall apply with equal force and effect to each and all promissory notes or security instruments hereinafter executed which in whole or in part represent a renewal, extension for any period, increase or rearrangement of any part of the Term Notes.
Section 9.9Expenses; Indemnification.
(a)Debtor will pay promptly, and in any event within thirty (30) days of a delivery of an invoice, all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of the Administrative Agent and each Lender, regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, charges and expenses of counsel for the Administrative Agent (and reasonable and documented out-of-pocket fees, costs, client charges and expenses of one outside counsel and one local counsel in each relevant jurisdiction for the Lenders taken as a whole), accounting, due diligence, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan

Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 4.2(j) or 4.2(n) or the review of any of the agreements, instruments and documents referred to in Section 4.2(e)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Administrative Agent’s or any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against the Administrative Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Administrative Agent’s or the Lenders’ claims against any Loan Party under the Loan Documents, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Administrative Agent or any Lender, or the taking of any action in respect of the Collateral, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any location of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by the Administrative Agent or any Lender of any customary advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Loan Parties agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Administrative Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Loan Parties agree to save the Administrative Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, and (y) if any Loan Party fails to perform any covenant or agreement contained herein or in any other Loan Document, the Administrative Agent may (but shall be under no obligation to) itself perform or cause performance of such covenant or agreement, and the reasonable and documented out-of-pocket expenses of the Administrative Agent incurred in connection therewith shall be reimbursed on written demand by the Loan Parties.
(b)In addition to Debtor’s other Obligations under this Agreement, Debtor agrees to defend, protect, indemnify and hold harmless each Secured Party and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable and documented out-of-pocket costs, charges and expenses (including, without limitation, reasonable and documented out-of-pocket attorneys’ fees, costs and expenses but limited in the case of attorneys’ fees, costs and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole, or solely in the case of an actual or perceived conflict of interest, one additional counsel for all affected Indemnitees taken as a whole, and, if necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs Debtor of such conflict and thereafter retains its own counsel one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) incurred by such Indemnitees, whether prior to or from and after the Closing Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) the Administrative Agent’s or any Lender’s furnishing of funds to Debtor under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or Debtor’s use of the proceeds thereof, (iii) the Administrative Agent and the Lenders relying on any instructions of Debtor or the handling of Collateral as herein provided, (iv) any matter relating to the entering into and/or performance of the Administrative Agent or any Lender under this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents or the exercise of any of their rights, duties or remedies provided herein or in the other Loan Documents or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this Section 9.9(b) for any Indemnified Matter (1) caused by the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction or (2) solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent and other than any claims arising out of any act or omission of Debtor or any other Loan Party. By accepting the benefits hereof, each Indemnitee agrees to refund and return any and all amounts paid by Debtor to such Indemnitee to the extent items in clauses (1) and (2) above occur. This Section 9.9(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim or any Taxes indemnifiable under Section 2.11.
(c)To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 9.9 may be unenforceable because it is violative of any law or public policy, Debtor shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.
(d)No party hereto shall assert, and each party hereto hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable Requirement of Law) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(e)The indemnities and waivers set forth in this Section 9.9 shall survive the repayment of the Obligations, the discharge of any Liens granted under the Loan Documents and the resignation or removal of the Administrative Agent.
Section 9.10Waivers. No course of dealing on the part of the Administrative Agent, its officers, employees, consultants or agents, nor any failure or delay by the Administrative Agent with respect to exercising any of its rights, powers or privileges under this Agreement or the other Loan Documents shall operate as a waiver thereof.
Section 9.11Damages Waiver. To the extent permitted by applicable Requirements of Law, Debtor shall not assert, and hereby waives, any claims against the Administrative Agent, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or the use of the proceeds thereof.
Section 9.12Limitation of Liability. This Agreement and the other Loan Documents, are executed by an officer of each Lender, and by acceptance of the Loan, Debtor agrees that for the payment of any claim or the performance of any obligations hereunder resulting from any default by a Lender, resort shall be had solely to the assets and property of the Lender, its successors and assigns, and no officer, member, employee or agent of a Lender shall be personally liable therefor.

Section 9.13Relationship Among the Parties. The relationship among the Lenders and Debtor shall be solely that of lender and borrower, and such relationship shall not, under any circumstances whatsoever, be construed to be a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between or among the parties hereto nor to grant the Lenders any interest other than that of a lender/creditor secured pursuant to the terms of the Loan Documents.
Section 9.14No Fiduciary Duty. The parties hereto acknowledge and agree that nothing in this Agreement or the other Loan Documents shall create a fiduciary duty of any Lender or any Lender Affiliate to Debtor or its shareholders. Notwithstanding anything to the contrary herein or in the other Loan Documents or any actions or omissions by representatives of any Lender or any Lender Affiliate in whatever capacity, it is understood that none of the Lender or any Lender Affiliate is acting as a financial advisor, agent or underwriter to Debtor or any Affiliates of Debtor, or otherwise on behalf of Debtor or any Affiliates of Debtor, unless retained to provide such services pursuant to a separate written agreement or in another capacity pursuant to other arrangements.
Section 9.15Governing Law; Consent to Service of Process; Consent to Jurisdiction; Waivers.
(a)This Agreement and each other Loan Document shall be construed in accordance with and governed by the internal laws of the State of New York.
(b)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(c)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO DEBTOR AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 9.1, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY OR ANY LENDER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH

IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
(d)Debtor hereby irrevocably and unconditionally waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.15 any special, exemplary, punitive or consequential damages.
(e)WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE, NOW OR HEREAFTER, TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY DEBTOR AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY HERETO IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.
Section 9.16Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts (including by pdf transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
Section 9.17Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 9.18Preferences. The Administrative Agent shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Debtor to any portion of the Obligations of Debtor hereunder. To the extent Debtor makes a payment or payments to the Administrative Agent, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by the Administrative Agent. The foregoing is without limitation of the rights in favor of the Administrative Agent set forth in Article VIII.
Section 9.19Waiver of Notice. Debtor shall not be entitled to any notices of any nature whatsoever from the Administrative Agent except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by the Administrative Agent to Debtor and except with respect to matters for which Debtor is not, pursuant to applicable law, permitted to waive the giving of notice. Debtor hereby expressly waives the right to receive any notice from the Administrative Agent with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by the Administrative Agent to Debtor.

Section 9.20Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 9.21Waiver of Marshaling of Assets. To the fullest extent Debtor may legally do so, Debtor waives all rights to a marshalling of the assets of Debtor, its owners, if any, and others with interests in such Person, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of the Administrative Agent under the Loan Documents to a sale of the Collateral for the collection of the Indebtedness evidenced hereby without any prior or different resort for collection, of the right of the Administrative Agent to the payment of the Indebtedness evidenced hereby out of the Net Cash Proceeds of the Collateral or any interest therein in preference to every other claimant whatsoever. In addition, Debtor, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Liens, any equitable right otherwise available to such Debtor which would require the separate sale of the Collateral or require the Administrative Agent to exhaust its remedies against any part of the Collateral before proceeding against any other part or parts thereof; and further in the event of such foreclosure Debtor does hereby expressly consent to and authorize, at the option of the Administrative Agent (acting at the written direction of the Required Lenders), the foreclosure and sale either separately or together of any or all of the Collateral.
Section 9.22Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. In case any provision in or obligation hereunder or under any other of the Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or such provision or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists.
Section 9.23Brokers and Financial Advisors. Each of the Administrative Agent and Debtor hereby represent that it has dealt with no financial advisors, brokers, underwriters, placement agents, lenders or finders in connection with the transactions contemplated by this Agreement. The provisions of this Section shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness evidenced hereby.
Section 9.24Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Debtor and the Administrative Agent with respect to the subject matter hereof, are superseded by the terms of this Agreement and the other Loan Documents.

Section 9.25No Third Party Beneficiaries. Except as otherwise provided in Section 9.27 hereof, this Agreement and the other Loan Documents are solely for the benefit of Debtor and the Lenders (including Affiliates of the Lenders), and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than such Persons any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of the issuance of the Loan hereunder are imposed solely and exclusively for the benefit of the Lenders and their Affiliates, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Lenders will refuse to issue all or any portion of the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by the Administrative Agent (acting at the written direction of the Required Lenders) if, in its sole discretion, it deems it advisable or desirable to do so.
Section 9.26No Reliance. Debtor acknowledges that it is not relying upon any person, firm or corporation, other than Debtor and its officers, directors, consultants and advisors in entering into the Loan. Debtor agrees that none of the Administrative Agent, the Lenders or any Affiliate of the Administrative Agent, Lenders or their respective controlling persons, officers, directors, partners, agents, or employees of any such person shall be liable to Debtor in connection with Debtor’s decision to enter into the Loan.
Section 9.27Benefitted Person. Wherever this Agreement provides for a covenant by Debtor in favor of the Administrative Agent, any Lender, any Lender Affiliate or their respective successors and/or assigns (the “Benefitted Persons”), each Benefitted Person is hereby expressly declared to be an intended third party beneficiary of such covenant and shall have the right to directly enforce such covenant against Debtor.
Section 9.28Other Services. Nothing in this Agreement will be deemed to restrict the Administrative Agent, any Lender or any of their respective Affiliates from providing services to Debtor or its Affiliates or earning fees and other compensation from Debtor or its Affiliates if otherwise permitted by law, including, without limitation, the IRC.
Section 9.29Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Affected Resolution Authority.
ARTICLE X
CONTINUING GUARANTY
Section 10.1    Guaranty. Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Guarantor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
Section 10.2    Rights of Lenders. Each Guarantor consents and agrees that the Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
Section 10.3    Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of Debtor or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Administrative Agent or any Lender) of the liability of Debtor or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of Debtor or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against Debtor or any other Loan Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of the Administrative Agent or any Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Administrative Agent or any Lender; and (f) to the fullest extent permitted by law, any and all other defenses (other than payment in full of the Obligations (other than any indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time)) or benefits that may be derived from or afforded by applicable Requirements of Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

Section 10.4    Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not Debtor or any other person or entity is joined as a party.
Section 10.5    Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full (other than any indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time) and the Loans are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the holders of the Obligations and shall forthwith be paid to the holders of the Obligations to reduce the amount of the Obligations, whether matured or unmatured.
Section 10.6    Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the termination of the Term Loan Commitments and the repayment in full of the Obligations (other than any indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time). Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of Debtor or a Guarantor is made, or any of the holders of the Obligations exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the holders of the Obligations in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 10.6 shall survive termination of this Guaranty.
Section 10.7    Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor(s) or Debtor under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by any other Guarantor(s), jointly and severally, immediately upon demand by the holders of the Obligations.
Section 10.8    Condition of Debtor. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Debtor and any other guarantor such information concerning the financial condition, business and operations of Debtor and any such other guarantor as such Guarantor requires, and that none of the holders of the Obligations has any duty, and such Guarantor is not relying on the holders of the Obligations at any time, to disclose to it any information relating to the business, operations or financial condition of Debtor or any other guarantor (each Guarantor waiving any duty on the part of the holders of the Obligations to disclose such information and any defense relating to the failure to provide the same).
Section 10.9    Appointment of Debtor. Each of the Loan Parties hereby appoints Debtor to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) Debtor may execute such documents and provide such authorizations on behalf of such Loan Parties as Debtor deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to Debtor shall be deemed delivered to each Loan Party and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by Debtor on behalf of each of the Loan Parties.
Section 10.10    Right of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Requirements of Law.

Section 10.11    UK Local Law Limitations. For any Guarantors incorporated in England and Wales, this Guaranty does not apply to any liability to the extent that it would result in this Guaranty constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.
[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

DEBTOR:

ADVANCED EMISSIONS SOLUTIONS, INC.

By:	/s/ Greg Marken
Name:	Greg Marken
Title:	Chief Executive Officer

GUARANTORS:

ADA-ES, INC.

By:	/s/ Greg Marken
Name:	Greg Marken
Title:	President

ADA CARBON SOLUTIONS, LLC

By:	/s/ Greg Marken
Name:	Greg Marken
Title:	President

ADA CARBON SOLUTIONS (OPERATIONS), LLC

By:	/s/ Greg Marken
Name:	Greg Marken
Title:	President

FLUXSORB TECHNOLOGIES, LLC

By:	/s/ Greg Marken
Name:	Greg Marken
Title:	President and Treasurer
[Signature Page to Term Loan and Security Agreement]

ADA CARBON SOLUTIONS (RED RIVER), LLC

By:	/s/ Greg Marken
Name:	Greg Marken
Title:	President

CARBPURE TECHNOLOGIES, LLC

By:	/s/ Greg Marken
Name:	Greg Marken
Title:	President and Treasurer

CROWFOOT SUPPLY COMPANY, LLC

By:	/s/ Greg Marken
Name:	Greg Marken
Title:	President

FIVE FORKS MINING, LLC

By:	/s/ Greg Marken
Name:	Greg Marken
Title:	President

ARQ LLC

By:	/s/ Greg Marken
Name:	Greg Marken
Title:	President

[Signature Page to Term Loan and Security Agreement]

ADMINISTRATIVE AGENT:

CF GLOBAL CREDIT, LP,
as Administrative Agent

By:	/s/ Michael Lawrence
Name:	Michael Lawrence
Title:	General Counsel

[Signature Page to Term Loan and Security Agreement]

LENDER:

CF GLOBAL CREDIT, LP, as Lender

By:	/s/ Michael Lawrence
Name:	Michael Lawrence
Title:	General Counsel

[Signature Page to Term Loan and Security Agreement]